UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )

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Deluxe Corporation
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Deluxe Corporation 3680 Victoria Street N. Shoreview, MN 55126-2966 P.O. Box 64235 St. Paul, MN 55164-0235 www.deluxe.com

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD APRIL 27, 2011

To the Shareholders of Deluxe Corporation:

It is our pleasure to invite you to the Deluxe Corporation 2011 annual meeting of shareholders.  The annual meeting will be held at Deluxe’s headquarters located at 3680 Victoria Street North, Shoreview, Minnesota on Wednesday, April 27, 2011, at 2:00 p.m. Central Time for the following purposes:

1.	To elect nine directors to hold office until the 2012 annual meeting of shareholders.

2.	To cast an advisory (non-binding) vote on the compensation of our Named Executive Officers (a “Say-on-Pay” vote).

3.	To cast an advisory (non-binding) vote on the frequency with which we should conduct future Say-on-Pay votes.

4.	To consider and act upon a proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2011.

5.	To take action on any other business that may properly come before the meeting and any adjournment thereof.

Shareholders of record at the close of business on March 2, 2011, are entitled to vote at the meeting and at any adjournment thereof.

Once again, we are furnishing proxy materials to our shareholders over the Internet.  This process expedites the delivery of proxy materials, reduces paper waste and saves the Company expense.  In addition, these materials remain easily accessible, and shareholders receive clear instructions for voting and requesting paper copies of the materials if they so desire.

We are mailing the Notice of Internet Availability of Proxy Materials (“Internet Notice”) to shareholders on or about March 15, 2011.  The Internet Notice contains instructions on how to access our Proxy Statement and Annual Report, and how to vote online.  In addition, the Internet Notice contains instructions on how to (i) request a paper copy of the Proxy Statement and Annual Report, if you received only an Internet Notice this year, or (ii) elect to receive your Proxy Statement and Annual Report only over the Internet, if you received them by mail this year.

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It is important that your shares be represented at the annual meeting.  Whether or not you plan to attend the annual meeting in person, please vote as soon as possible to ensure the presence of a quorum and save Deluxe further expense.  You may vote your shares by telephone or Internet, or you may sign, date and mail the enclosed proxy card in the envelope provided.  Instructions regarding the methods of voting are contained in the Internet Notice and in the Proxy Statement.  Voting by telephone, Internet or mail will not limit your right to vote in person or to attend the annual meeting.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Anthony C. Scarfone
Anthony C. Scarfone
Corporate Secretary

March 10, 2011

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DELUXE CORPORATION

3680 Victoria Street N., Shoreview, Minnesota 55126-2966

Proxy Statement
2011 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD APRIL 27, 2011

INFORMATION CONCERNING SOLICITATION AND VOTING

What is the purpose of the annual meeting?

At our annual meeting, shareholders will act on the matters disclosed in the Notice of Annual Meeting of Shareholders that preceded this proxy statement.  The four proposals scheduled to be voted on at the meeting are to:

•	Elect as directors the nine (9) nominees named in this proxy statement;

•	Cast an advisory (non-binding) vote on the compensation of our Named Executive Officers (“Say-on-Pay”); and

•	Cast an advisory (non-binding) vote on the frequency of future Say-on-Pay votes; and

•	Ratify the appointment of PricewaterhouseCoopers LLP as Deluxe’s independent registered public accounting firm for the fiscal year ending December 31, 2011.

We will also consider any other business that may be properly presented at the meeting (although we are not expecting any other matters to be presented), and management will report on Deluxe’s performance during the last fiscal year and respond to questions from shareholders.

The Board of Directors of Deluxe is asking you to vote on the proposed items of business.

How does the Board recommend that I vote?

The Board of Directors recommends a vote:

•	FOR the election of all of the nominees for director;

•	FOR the compensation of the Company’s Named Executive Officers as disclosed in this proxy statement;

•	FOR holding Say-on-Pay votes EVERY YEAR (as opposed to every 2 years or every 3 years); and

•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as Deluxe’s independent registered public accounting firm for the fiscal year ending December 31, 2011.

Who is entitled to vote at the meeting?

The Board has set March 2, 2011, as the record date for the meeting.  If you were a shareholder of record at the close of business on March 2, 2011, you are entitled to vote at the meeting.  You have one vote for each share of common stock you held on the record date.

As of the record date, 51,473,035 shares of Deluxe common stock were outstanding.  Deluxe does not have any other class of capital stock outstanding.

How many shares must be present to hold the meeting?

A quorum is necessary to hold the meeting and conduct business.  The presence of shareholders who can direct the vote of at least a majority of the outstanding shares of common stock as of the record date is considered a quorum.  A shareholder is counted present at the meeting if:

•	the shareholder is present and votes in person at the meeting; or

•	the shareholder has properly submitted a proxy or voted by telephone or the Internet.

What is the difference between a shareholder of record and a “street name” holder?

If your shares are registered directly in your name, you are considered the shareholder of record with respect to those shares.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are still considered the beneficial owner of the shares, but your shares are held in “street name”.

How do I vote my shares?

We are mailing the Notice of Internet Availability of Proxy Materials (the “Internet Notice”) to shareholders of record on or about March 15, 2011.  You will not receive a printed copy of these proxy materials unless you request to receive these materials in hard copy by following the instructions provided in the Internet Notice.  Instead, the Internet Notice will instruct you how you may access and review all of the important information contained in these proxy materials.  The Internet Notice also instructs you how you may vote by the Internet.  If you received an Internet Notice by mail and would like to receive a printed copy of these proxy materials, you should follow the instructions for requesting such materials included in the Internet Notice.

Voting by Internet – You can simplify your voting by voting your shares using the Internet as instructed in the Internet Notice.  The Internet procedures are designed to authenticate your identity, to allow you to vote your shares and confirm that your instructions have been properly recorded.  Internet voting facilities for shareholders of record are available 24 hours a day and will close at 11:59 p.m. (CT) on April 26, 2011.  You may access this proxy statement and related materials by going to http://www.investoreconnect.com and entering the control number as shown on your Internet Notice.  You will then be directed to select a link to www.proxyvote.com where you will be able to vote on the proposals presented here.

Voting by Mail – Shareholders who receive a paper proxy card may elect to vote by mail (instead of by Internet or telephone) and should complete, sign and date their proxy card and mail it in the pre-addressed envelope that accompanies the paper proxy card.  Proxy cards submitted by mail must be received by the time of the annual meeting in order for your shares to be voted.  Shareholders who hold shares beneficially in street name may vote by mail by requesting a paper proxy card according to the instructions contained in the Internet Notice received from your broker or other agent, and then completing, signing and dating the voting instructions card provided by the broker or other agent and mailing it in the pre-addressed envelope provided.

Voting by Telephone – Shareholders also may elect to vote over the telephone by calling 800-690-6903 (toll-free).  The telephone voting procedures have been set up for your convenience.  The procedures have been designed to verify your identity, to allow you to give voting instructions and to confirm that those instructions have been recorded properly.

What does it mean if I receive more than one Notice of Internet Availability of Proxy Materials?

It means you hold shares registered in more than one account.  To ensure that all of your shares are voted, if you vote by telephone or the Internet, vote once for each Internet Notice you receive.  If you wish to consolidate your accounts, please contact our stock transfer agent, Wells Fargo Bank, N.A., at P.O. Box 64854, St. Paul, Minnesota 55164 or by telephone at 800-468-9716 (toll-free).

You may also receive a “voting instructions” card which looks very similar to a proxy card.  Voting instructions are prepared by brokers, banks or other nominees for shareholders who hold shares in street name.

Can I vote my shares in person at the meeting?

Yes.  If you are a shareholder of record, you may vote your shares at the meeting by completing a ballot at the meeting.  However, even if you currently plan to attend the meeting, we recommend that you submit your proxy ahead of time so that your vote will be counted if, for whatever reason, you later decide not to attend the meeting, or are otherwise unable to attend.

If you hold your shares in street name, you may vote your shares in person at the meeting only if you obtain a signed proxy from your broker, bank or other nominee giving you the right to vote such shares at the meeting.

What vote is required to elect directors?

In accordance with Minnesota law, directors are elected by a plurality of votes cast.  This means that the nine nominees receiving the highest number of votes will be elected, provided that a quorum is present at the meeting.

What vote is required on proposals other than the election of directors?

With respect to Items 2 (Say-on-Pay) and 4 (ratification of independent accounting firm) the affirmative vote of a majority of the shares present and entitled to vote with respect to that item is required for the approval of the item (provided that the total number of shares voted in favor of the proposal constitutes more than 25 percent of the outstanding shares).  With respect to Item 3 (frequency of Say-on-Pay votes) the vote option receiving the highest number of votes (a plurality) will be considered the advisory preference of our shareholders.  Items 2 (Say-on-Pay) and 3 (frequency of Say-on-Pay votes) are nonbinding advisory votes intended to solicit the input of our shareholders on these matters.

How are votes counted?

For Item 1 shareholders may either vote “FOR” or “WITHHOLD” authority to vote for the nominees for the Board of Directors.  For Items 2 and 4 shareholders may vote “FOR,” “AGAINST” or “ABSTAIN.”   For Item 3 shareholders may vote “1 YEAR”, “2 YEARS”, “3 YEARS” or “ABSTAIN.”

If you vote WITHHOLD or ABSTAIN, your shares will be counted as present at the meeting for the purposes of determining a quorum.

If you WITHHOLD authority to vote for one or more of the directors, this has the same effect as a vote against the director or directors.  If you ABSTAIN from voting on a proposal, your abstention has the same effect as a vote against the proposal.

What if I do not specify how I want my shares voted?

If you hold your shares through a brokerage account, bank or other nominee, and do not provide voting instructions to your broker, bank or nominee, your shares will be counted as present at the meeting for purposes of determining a quorum but, in accordance with applicable law and the rules of the New York Stock Exchange, may not be voted on Item 1: Election of Directors, Item 2:  Advisory Vote on Compensation of Named Executive Officers or Item 3:  Advisory Vote on Frequency of Say-on-Pay Vote.  Shares for which you do not provide voting instructions may, however, be voted on Item 4: Ratification of Appointment of Independent Registered Public Accounting Firm, at the discretion of your broker, bank or nominee.

If you vote your shares directly (as opposed to voting through a broker or other intermediary) and do not specify on your proxy card (or when giving your proxy by telephone or the Internet) how you want to vote your shares, we will vote them:

•	FOR the election of all of the nominees for director;

•	FOR the compensation of the Company’s Named Executive Officers;

•	FOR holding Say-on-Pay votes EVERY YEAR (as opposed to every 2 years or every 3 years); and

•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as Deluxe’s independent registered public accounting firm for the fiscal year ending December 31, 2011.

What is the effect of not casting my vote?

If you hold your shares in a brokerage or other financial institution account (i.e., in street name), it is critical that you cast your vote if you want it to count in the election of directors (Item 1 of this proxy statement) and the advisory votes related to executive compensation (Items 2 and 3 of this proxy statement).   If you hold your shares in street name and you do not instruct your bank or broker how to vote in the election of directors and the advisory votes related to executive compensation, no votes will be cast on your behalf. Your bank or broker will, however, continue to have discretion to vote any uninstructed shares on the ratification of the appointment of the Company's independent registered public accounting firm (Item 4 of this proxy statement).

Can I change my vote?

Yes.  You can change your vote and revoke your proxy at any time before it is voted at the meeting in any of the following ways:

•	by sending a written notice of revocation to Deluxe’s Corporate Secretary;

•	by submitting another properly signed proxy card at a later date to the Corporate Secretary;

•	by submitting another proxy by telephone or the Internet at a later date; or

•	by voting in person at the meeting.

Who pays the cost of proxy preparation and solicitation?

Deluxe pays for the cost of proxy preparation and solicitation, including the charges and expenses of brokerage firms or other nominees for forwarding proxy materials to beneficial owners.  We have retained Georgeson Inc., a proxy solicitation firm, to assist in the solicitation of proxies for a fee of approximately $8,000, plus associated costs and expenses.

We are soliciting proxies primarily by use of the Internet.  In addition, proxies may be solicited by mail, telephone or facsimile, or personally by directors, officers and regular employees of Deluxe.  These individuals receive no additional compensation for these services.

STOCK OWNERSHIP AND REPORTING

Director and Executive Officer Stock Ownership and Sale Guidelines

The Board has established stock ownership guidelines for directors and executive officers.  These guidelines set ownership targets for each director and executive officer, with the expectation that the target be achieved within five years of the later of the date the ownership guidelines were implemented or the individual first became a director or executive officer, whichever is applicable.  The Board also maintains guidelines restricting a director’s or executive officer’s ability to sell shares received upon the exercise of options or vesting of other stock-based awards until they have achieved their ownership targets.  The ownership target for non-employee directors is shares having a value of at least five times the current Board retainer.  Executive officers have targets based on a multiple of their annual base salary.  The ownership target for the Chief Executive Officer (“CEO”) is five times his annual base salary, the target for the Company’s Senior Vice Presidents is two times their annual base salary, and the target for the Company’s Vice Presidents who are members of the Company’s executive leadership team (“Executive Leadership Team”) is one-and-one-half times their annual base salary.

Security Ownership of Certain Beneficial Owners and Management

The following table shows, as of March 2, 2011 (unless otherwise noted), the number of shares of common stock beneficially owned by (1) each person who is known by Deluxe to beneficially own more than five percent of Deluxe’s outstanding common stock, (2) each executive officer named in the Summary Compensation Table that appears in the “EXECUTIVE COMPENSATION” section of this proxy statement (each, a “Named Executive Officer”), (3) each director and nominee for director, and (4) all of the current directors and executive officers of Deluxe as a group.  Except as otherwise indicated in the footnotes below, the shareholders listed in the table have sole voting and investment powers with respect to the common stock owned by them.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class

Blackrock, Inc.1
40 East 52nd Street
New York, NY 10022	5,612,709	10.94

FMR LLC (Fidelity)2
82 Devonshire Street
Boston, MA 02109	3,200,800	6.24

The Vanguard Group, Inc. 3
100 Vanguard Blvd.
Malvern, PA 19355	2,822,908	5.50

Lee J. Schram4	770,549	1.48

Anthony C. Scarfone5	201,922	*

Terry D. Peterson6	66,099	*

Thomas L. Morefield7	61,025	*

Malcolm J. McRoberts8	43,818	*

Ronald C. Baldwin9	21,309	*

Charles A. Haggerty10	60,249	*

Isaiah Harris, Jr.11	29,961	*

Don J. McGrath12	30,598	*

Cheryl E. Mayberry McKissack13	25,129	*

Neil J. Metviner14	15,039	*

Stephen P. Nachtsheim15	54,769	*

Mary Ann O’Dwyer16	42,964	*

Martyn R. Redgrave17	40,978	*

All directors, nominees and executive officers as a group (18 persons)18	1,657,545	3.16

* Less than 1 percent.

1	Based on a Schedule 13G filed with the Securities and Exchange Commission on January 10, 2011, reporting beneficial ownership as of December 31, 2010.

2
Based on a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2011, reporting beneficial ownership as of December 31, 2010.  The power to vote or direct the vote of these shares generally resides within funds managed or advised by the reporting person and/or its subsidiaries.

3
Based on a Schedule 13G filed with the Securities and Exchange Commission on February 10, 2011 reporting beneficial ownership as of December 31, 2010.  The power to vote or direct the vote of these shares generally resides within funds managed or advised by the reporting person and/or its subsidiaries.

4	Includes 592,233 shares receivable upon the exercise of options that are currently exercisable or will become exercisable within 60 days.

5	Includes 144,168 shares receivable upon the exercise of options that are currently exercisable or will become exercisable within 60 days, and 14,550 shares of restricted stock.

6	Includes 51,108 shares receivable upon the exercise of options that are currently exercisable or will become exercisable within 60 days.

7	Includes 52,864 shares receivable upon the exercise of options that are currently exercisable or will become exercisable within 60 days, and 1,400 shares of restricted stock.

8	Includes 29,643 shares receivable upon the exercise of options that are currently exercisable or will become exercisable within 60 days, and 3,818 shares of restricted stock.

9	Includes 3,731 shares of restricted stock.

10
Includes 2,000 shares receivable upon the exercise of options that are currently exercisable or will become exercisable within 60 days, 3,731 restricted stock units received in lieu of the annual director restricted stock grant, 32,727 shares held by the Haggerty Family Trust, and 10,184 restricted stock units received in lieu of director’s fees pursuant to the deferral option under the Deluxe Corporation Non-Employee Director Stock and Deferral Plan (the “Director Plan”).

11
Includes 1,000 shares receivable upon the exercise of options that are currently exercisable or will become exercisable within 60 days, 3,731 shares of restricted stock, and 4,900 restricted stock units received in lieu of director’s fees pursuant to the deferral option under the Director Plan.

12	Includes 3,731 shares of restricted stock, 2,000 shares held in trust and 13,559 restricted stock units received in lieu of director’s fees pursuant to the deferral option under the Director Plan.

13	Includes 2,000 shares receivable upon the exercise of options that are currently exercisable or will become exercisable within 60 days, and 3,731 shares of restricted stock.

14	Includes 3,731 shares of restricted stock.

15
Includes 2,000 shares receivable upon the exercise of options that are currently exercisable or will become exercisable within 60 days, 3,731 restricted stock units received in lieu of the annual director restricted stock grant, 3,582 shares held by the Nachtsheim Family Trust, 11,000 shares held in Grantor Retained Annuity Trust and 9,966 restricted stock units received in lieu of director’s fees pursuant to the deferral option under the Director Plan.

16
Includes 2,000 shares receivable upon the exercise of options that are currently exercisable or will become exercisable within 60 days, 3,731 restricted stock units received in lieu of the annual director restricted stock grant, and 11,636 restricted stock units received in lieu of director’s fees pursuant to the deferral option under the Director Plan.

17
Includes 2,000 shares receivable upon the exercise of options that are currently exercisable or will become exercisable within 60 days, 3,731 shares of restricted stock, and 9,360 restricted stock units received in lieu of director’s fees pursuant to the deferral option under the Director Plan.

18
Includes 1,049,424 shares receivable upon the exercise of options that are currently exercisable or will become exercisable within 60 days, 44,779 shares of restricted stock, 11,193 restricted stock units received in lieu of the annual director restricted stock grants, and 59,605 restricted stock units received in lieu of directors’ fees pursuant to the deferral option under the Director Plan.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and related regulations, require Deluxe’s directors and executive officers, and any persons holding more than ten percent of Deluxe’s common stock (collectively, “Reporting Persons”), to report their initial ownership of Deluxe securities and any subsequent changes in that ownership to the Securities and Exchange Commission.  Based on our review of the reports filed and written representations submitted by the Reporting Persons, we believe that all Reporting Persons timely filed all required Section 16(a) reports for the most recent fiscal year.

ITEM 1: ELECTION OF DIRECTORS

Nominees for Election

There are currently ten individuals serving on the Board of Directors.  All, except Isaiah Harris, Jr., are being nominated by the Governance Committee to stand for re-election.  The Governance Committee, in consultation with Mr. Harris, has determined that it is in the interests of the Company not to have Mr. Harris stand for re-election due to the demands of his other business commitments.  The Board and management wish to express their appreciation to Mr. Harris for his many years of thoughtful and valued service on the Board and its committees.

The Board has determined that the size of the Board will be nine directors as of the date of the annual meeting and recommends that the nine individuals presented on the following pages be elected to serve on the Board until the 2012 annual meeting of shareholders.  All of the nominees are current directors.  In addition, with the exception of Mr. Schram, who serves as Deluxe’s CEO and therefore cannot be deemed independent, all nominees have been determined by the Board to meet the independence standards of the New York Stock Exchange (see the discussion of Director Independence in the “BOARD STRUCTURE AND GOVERNANCE” section of this proxy statement).

Each of the nine individuals listed below has consented to being named as a nominee in this proxy statement and has indicated a willingness to serve if elected.  However, if any nominee becomes unable to serve before the election, the shares represented by proxies may be voted for a substitute designated by the Board, unless a contrary instruction is indicated on the proxy.

RONALD C. BALDWIN	Age 64
Director since June 2007

Vice Chairman (Retired), Huntington Bancshares Inc.

Mr. Baldwin served as Vice Chairman of Huntington Bancshares Inc., a regional bank holding company, from April 2001 until his retirement in December 2006.  Mr. Baldwin was responsible for overseeing Huntington’s regional banking line of business, which provided both commercial and retail financial products and services through nearly 400 regional banking offices. Mr. Baldwin is a 35-year veteran of the banking and financial services industry.  As such, he is able to provide Deluxe with unique insight into the challenges faced by financial institutions, particularly within the community bank sector, where the Company believes it has the opportunity to expand the business services and solutions offered to these financial institutions.  The experience acquired by Mr. Baldwin throughout his career also makes him adept in offering counsel on matters related to financial and capital structure, all of which serve the needs of Deluxe and its shareholders as the Company seeks to maintain financial discipline while pursuing growth opportunities.

CHARLES A. HAGGERTY	Age 69
Director since December 2000

Chairman (Retired), Western Digital Corporation

Mr. Haggerty was Chairman of the Board of Western Digital Corporation, a manufacturer of hard disk drives, from July 1993 until his retirement in June 2000.  Mr. Haggerty was also Chief Executive Officer of Western Digital from July 1993 to January 2000, and was President from June 1992 to July 1993.  Prior to joining Western Digital, Mr. Haggerty spent more than 28 years with IBM.  Mr. Haggerty also serves as a director of Beckman Coulter, Inc., Pentair, Inc., Imation Corp and LSI Corporation.  Aside from Mr. Haggerty’s strong background in business operations and management, he is a seasoned public company director, having served for more than a decade on public company boards.  During his tenure as a public company director, he has chaired a range of board committees, including the audit committees of the boards of Imation Corp and Pentair, Inc. and has served as a lead independent director, all of which allows him to bring a broad-based set of corporate governance perspectives and experience to the Deluxe Board.

DON J. McGRATH	Age 62
Director since June 2007

Managing Partner, Diamond Bear Partners, LLC

Diamond Bear Partners, LLC is an investment company co-founded by Mr. McGrath in December 2009.  At the end of 2009, Mr. McGrath retired as Chairman of BancWest Corporation, a $70 billion bank holding company serving nearly four million households and businesses.  Mr. McGrath served as BancWest’s Chairman and CEO from January 2005 through December 2009, and as a director since 1998.  Prior to becoming CEO, he served as BancWest’s President and Chief Operating Officer from November 1998 to December 2004.  From May 2005 through December 2009, Mr. McGrath also served as Chairman of the Board of Bank of the West, a subsidiary of BancWest, and as CEO from 1996 to 2007.  In 2008, he received a Presidential appointment to the President’s Council on Financial Literacy.  He has nearly 40 years of experience in the banking and financial services industry, particularly within the large bank sector, enabling him to provide the Company with valuable insight into this important portion of Deluxe’s customer base.  He also led BancWest through an era of significant growth and therefore is well-suited for the Deluxe Board as the Company continues to execute its transformational growth strategies.

CHERYL E. MAYBERRY McKISSACK	Age 55
Director since December 2000

President and Chief Executive Officer, Nia Enterprises, LLC

Nia Enterprises, LLC is an on-line research and marketing services company specializing in women and ethnic markets, which Ms. Mayberry McKissack founded in 2000.  From November 1997 to November 2000, Ms. Mayberry McKissack served as Senior Vice President and General Manager of worldwide sales and marketing for Open Port Technology, Inc., a provider of Internet infrastructure messaging solutions.  In 2005, she was named an Associate Adjunct Professor of Entrepreneurship at the Kellogg School of Business, Northwestern University.  Ms. Mayberry McKissack also serves as a director of Private Bancorp, Inc.  As a successful entrepreneur, Ms. Mayberry McKissack brings a unique perspective to the Board as the Company pursues its growth strategies within the Small Business Services segment.  In addition, given that a key component of Deluxe’s strategy for growing this segment involves Internet-based marketing and e-commerce solutions, Ms. Mayberry McKissack’s experience in these areas is a valuable complement to the skills and experience she brings to the Board as a small business owner and operator.

NEIL J. METVINER	Age 52
Director since June 2007

Chief Marketing Officer, Output Services Group, Inc.

Mr. Metviner joined Output Services Group, Inc. (“OSG”) in January of 2011.  OSG provides invoice and statement printing and presentment services, emphasizing their use as marketing tools.  Mr. Metviner is responsible for all marketing activities, organic growth initiatives and major account management.  Prior to joining OSG, Mr. Metviner served in various executive capacities with Pitney Bowes, Inc., a global mailstream technology company serving one million businesses in North America and over two million customers worldwide.  Mr. Metviner joined Pitney Bowes in 2000 as President of Pitney Bowes Direct, having management responsibility for serving the company’s U.S. small business customer base, together with various international markets.  From September 2007 until leaving the company at the end of December 2009, Mr. Metviner assumed full oversight responsibility for the company’s European mailstream operations.   As President of Pitney Bowes Direct, Mr. Metviner acquired extensive knowledge in marketing to, and otherwise serving, small business customers.  This knowledge is particularly relevant to Deluxe’s strategic growth initiatives within the Small Business Services segment, from where it is expected that a significant portion of the Company’s growth will be derived.  In addition, Mr. Metviner has spent more than 20 years in senior leadership positions responsible for new product development, management and marketing, all of which areas also are key components of Deluxe’s enterprise-wide growth strategies.

STEPHEN P. NACHTSHEIM	Age 66
Director since November 1995

Non-Executive Chairman of Deluxe and Vice President (Retired), Intel Corporation

In November 2005, Mr. Nachtsheim was appointed Non-Executive Chairman of the Board of Deluxe.  Prior to that, he served as the Board’s Lead Independent Director, a role he had assumed in December 2003.  Mr. Nachtsheim was a Corporate Vice President of Intel Corporation, a designer and manufacturer of integrated circuits, microprocessors and other electronic components, and the co-director of Intel Capital from 1998 until his retirement in August 2001.  He also serves as a director of the Menlo Park Fire Protection District in California, a public service position to which he was elected in 2009.  Mr. Nachtsheim’s experience in the information technology area and in overseeing investments in product development initiatives is well-suited to Deluxe’s own transformational initiatives, many of which rely on the support of information technology.  As the longest tenured member of the Deluxe Board, Mr. Nachtsheim also brings an historical perspective to the Board’s role in guiding strategic discussions.  In addition, the Board believes Mr. Nachtsheim has been particularly effective in the role of Non-Executive Chairman, acting as a liaison between the Board and management, and mentor to the CEO.

MARY ANN O’DWYER	Age 55
Director since October 2003

Senior Vice President Finance and Operations and Chief Financial Officer, Wheels, Inc.

Wheels, Inc. is a leading provider of fleet management services to Fortune 1000 companies, with more than 300,000 vehicles under management.  Ms. O’Dwyer joined Wheels in 1991 and has served as Chief Financial Officer since 1994.  As Senior Vice President Finance and Operations since 1999, she is also responsible for all Vehicle Operations and Customer Service functions.  Ms. O’Dwyer also serves as a director of Wheels, Inc. and its parent company, Frank Consolidated Enterprises.  In addition to the strong financial acumen and operational background she brings to the Board, Ms. O’Dwyer’s experience at Wheels has included analyzing the strength of a company’s financial condition, assessing credit risks, accessing capital markets, and implementing internal control systems and risk mitigation strategies.  These qualifications serve Deluxe and its shareholders not only by helping to oversee the integrity of Deluxe’s financial statements, but also in supporting the Company’s strategies to ensure access to capital and in evaluating potential acquisition candidates as part of the Company’s growth strategies.

MARTYN R. REDGRAVE	Age 58
Director since August 2001

Executive Vice President and Chief Administrative Officer, Limited Brands, Inc.

Mr. Redgrave has served as Executive Vice President and Chief Administrative Officer of Limited Brands, Inc., since March 2005, and also served as Chief Financial Officer from January 2006 to May 2007.  Limited Brands is one of the world’s leading personal care, beauty, intimate apparel and apparel specialty retailers.  Prior to joining Limited Brands, Mr. Redgrave served for eleven years as the Executive Vice President-Finance and Chief Financial Officer of Carlson Companies, Inc., a worldwide provider of hospitality, travel and marketing services.  Also bringing extensive financial and accounting acumen to the Board, Mr. Redgrave’s background in overseeing the financial systems, operations and controls of complex business operations is particularly relevant to the work of the Deluxe Board.  At Limited Brands, Mr. Redgrave has day-to-day involvement with matters similar to those encountered by Deluxe, such as financial reporting and controls, enterprise risk management, information technology systems, data management and protection, and access to capital markets.  His background also includes M&A financial analysis, a continuing area of importance for Deluxe.

LEE J. SCHRAM	Age 49
Director since May 2006

Chief Executive Officer of Deluxe

Mr. Schram became CEO of Deluxe Corporation on May 1, 2006.  Prior to joining Deluxe, Mr. Schram served as Senior Vice President of NCR Corporation’s Retail Solutions Division, with responsibilities for NCR’s global retail store automation and point-of-sale solutions business, including development, engineering, marketing, sales, and support functions.  Mr. Schram began his professional career with NCR Corporation in 1983, where he held a variety of positions of increasing responsibility that included both domestic and international assignments.  From September 2000 to January 2002, he served as Chief Financial Officer for the Retail and Financial Group.  Thereafter, he became Vice President and General Manager of Payment and Imaging Solutions in NCR’s Financial Services Division, a position he held until March 2003, when he became Senior Vice President of the Retail Solutions Division.  He is the sole member of the Company’s management represented on the Board.

The Board of Directors recommends that you vote FOR the election of each nominee named on the preceding pages.

BOARD STRUCTURE AND GOVERNANCE

Board Oversight and Director Independence

Deluxe’s business, property and affairs are managed under the general direction of our Board of Directors.  In providing this oversight, the Board adheres to a set of Corporate Governance Guidelines designed to ensure that the Board has access to relevant information, and is structured and operates in a manner allowing it to exercise independent business judgment.

A critical component of our corporate governance philosophy is that a majority of our directors, and preferably a substantial majority, be individuals who meet strict standards of independence, meaning that they have no relationship with Deluxe, directly or indirectly, that could impair their ability to make objective and informed judgments regarding all matters of significance to Deluxe and its shareholders.  The listing standards of the New York Stock Exchange (“NYSE”) require that a majority of our directors be independent, and that our Corporate Governance, Audit and Compensation Committees be comprised entirely of independent directors.  In order to be deemed independent, a director must be determined by the Board to have no material relationship with Deluxe other than as a director.  In accordance with the NYSE listing standards, our Board has adopted formal Director Independence Standards setting forth the specific criteria by which the independence of our directors will be determined, including restrictions on the nature and extent of any affiliations directors and their immediate family members may have with Deluxe, its independent registered public accounting firm, or any commercial or not-for-profit entity with which Deluxe has a relationship.  Consistent with regulations of the SEC, our Director Independence Standards also prohibit Audit Committee members from accepting, directly or indirectly, any consulting, advisory or other compensatory fee from Deluxe, other than in their capacity as Board or committee members.  The complete text of our Director Independence Standards is posted on the Corporate Governance page of the News and Investor Relations section of our website at www.deluxe.com under the “Corporate Governance” caption.

The Board has determined that every director and nominee, with the exception of Mr. Schram, satisfies our Director Independence Standards.  The Board also has determined that every member of its Corporate Governance, Audit and Compensation Committees is independent.

Corporate Governance Principles

As indicated above, our Board has adopted a set of Corporate Governance Guidelines to assist it in carrying out its oversight responsibilities.  These Guidelines address a broad range of topics, including director qualifications, director nomination processes, term limits, Board and committee structure and processes, Board evaluations, director education, CEO evaluation, management succession planning and conflicts of interest.  The complete text of the Guidelines is posted on the Corporate Governance page of the News and Investor Relations section of our website at www.deluxe.com under the “Corporate Governance” caption.  A copy of the Guidelines is available in print free of charge to any shareholder who submits a request to:  Corporate Secretary, Deluxe Corporation, 3680 Victoria Street North, Shoreview, Minnesota 55126.

Code of Ethics and Business Conduct

All of our directors and employees, including our CEO, Chief Financial Officer and other executives, are required to comply with our Code of Ethics and Business Conduct (“Code of Ethics”) to help ensure that our business is conducted in accordance with legal and ethical standards.  Our Code of Ethics requires strict adherence to the letter and spirit of all laws and regulations applicable to our business, and also addresses professional conduct, including customer relationships, respect for co-workers, conflicts of interest, insider trading, the integrity of our financial recordkeeping and reporting, and the protection of our intellectual property and confidential information.  Employees are required to bring any violations or suspected violations of the Code of Ethics to Deluxe’s attention through management or Deluxe’s law department, or by using our confidential compliance hotline.  The full text of our Code of Ethics is posted on the Corporate Governance page of the News and Investor Relations section of our website at www.deluxe.com under the “Corporate Governance” caption.  The Code of Ethics is available in print free of charge to any shareholder who submits a request to:  Corporate Secretary, Deluxe Corporation, 3680 Victoria Street North, Shoreview, Minnesota 55126.

Related Party Transaction Policy and Procedures

The Board maintains written procedures under which the Corporate Governance Committee is responsible for reviewing potential or actual conflicts of interest, including any proposed related party transactions and interlocking relationships involving executives and Board members.  The Committee determines whether any such potential or actual conflicts would require disclosure under securities laws, cause a director to be disqualified from being deemed independent, or cause a transaction being considered by the Board to be voidable if the conflict were not disclosed.  The Committee also considers whether the proposed transaction would result in a violation of any law or be inappropriate in light of the nature and magnitude of any interest of the director or executive in the entity or transaction giving rise to the potential conflict.

The Committee may take those actions it deems necessary, with the assistance of any advisors it deems appropriate, in considering potential conflicts of interest.  While it is expected that in most instances the Committee can make the necessary determination, where required by state law or due to the significance of the issue, the matter will be referred to the full Board for resolution.

Deluxe maintains a commercial relationship with Wheels, Inc. that was reviewed and approved under these procedures.  Wheels, Inc. is a $1.5 billion company that provides automobile leasing, fleet management and related services.  Deluxe selected Wheels, Inc. to provide these services as the result of a competitive bidding process in which several other service providers also participated.  Ms. O’Dwyer, who is an executive with Wheels, did not participate in the bidding or selection process.  Under the terms of the arms-length contract governing this relationship, which expires on December 9, 2011, Deluxe’s aggregate payment to Wheels, Inc. for 2010 was approximately $1,360,000, which amount is well below the thresholds for independence established by the NYSE and provided for in our Director Independence Standards.  The relationship with Wheels, Inc. was duly considered by the Board in making its determination that Ms. O’Dwyer is independent.

Effective March 16, 2009, the Company entered into an agreement with a management consulting firm, Aveus, LLC (“Aveus Agreement”), by which Aveus provided interim leadership support, management and staffing support, direct involvement in market management decisions, and support for strategic, operating and organization transformation efforts.  The Aveus Agreement, which expired on January 31, 2011, also provided that Joanne M. McGowan, an Aveus partner, would serve as the primary consultant from Aveus.  Until July, 2010, Ms. McGowan led the Small Business Services (“SBS”) business segment of the Company, acting at the direction of the Company’s CEO and others to whom he delegated decision-making authority.  She was responsible for guiding the development and implementation of the SBS growth strategy, providing day-to-day oversight of SBS and leading organizational changes designed to more effectively achieve SBS objectives.  In light of these responsibilities, Ms. McGowan had been deemed by the Company to be an executive officer for SEC reporting purposes, which is why the Company is disclosing the Aveus arrangement to our shareholders.  In July, 2010 the SBS leadership responsibilities were assumed by a full-time employee hired at that time to fill the role of Senior Vice President in charge of that segment.  During 2010, the Company paid Aveus a total of $890,000.00 under the Aveus Agreement, which included fees for services provided by Ms. McGowan, as well as for overhead, research, data collection and support services and required expense reimbursements.  The Company does not have access to information concerning the compensation Ms. McGowan received from Aveus for her services to the Company during 2010, but, based on representations furnished by Aveus, believes that it is substantially less than the compensation of any Named Executive Officer in this proxy statement.

Board Composition and Qualifications

Our Corporate Governance Committee also oversees the process for identifying and evaluating candidates for the Board of Directors.  While not maintaining a specific policy on Board diversity requirements, we do believe that our directors should have diverse backgrounds and possess a variety of qualifications, experience and knowledge that complement the attributes of other Board members and enable them to contribute effectively to the evaluation of our business strategies and to the Board’s oversight role.  Deluxe also believes that a predominance of Board members should have a background in business, including experience in markets served by the Company or in which it is developing product and service offerings, and recognizes the benefit of Board members having an understanding of the methods by which other boards address issues common to publicly traded companies.  We also believe the Board should include both actively employed and retired senior corporate officers, and that directors should range in age so as to maintain a sound balance of board tenure and experience, as well as staggered retirement dates.  The Board believes that the diverse mix of skills, qualifications and experience represented by the current directors and nominees (as addressed more fully in the section of this proxy statement entitled “ITEM 1: ELECTION OF DIRECTORS”) effectively allows the Board to perform its responsibilities with respect to fiduciary oversight and evaluation of strategy.

The Board of Directors has established the following specific guidelines for nominees to the Board:

•	A majority of the Board must be comprised of independent directors, the current standards for which are discussed above under “Board Oversight and Director Independence.”

•
As a general rule, non-employees should not be nominated for re-election to the Board after their 72nd birthday, although the Board retains the ability to grant exemptions to that age limit where it determines that such an exemption will serve the interests of Deluxe and its shareholders.

•
A non-employee director who ceases to hold the employment position held at the time of election to the Board, or who has a significant change in position, should offer to resign.  The Corporate Governance Committee will then consider whether the change of status is likely to impact the director’s qualifications and make a recommendation to the Board as to whether the resignation should be accepted.

•
Management directors who terminate employment with Deluxe should offer to resign.  The Board will then decide whether to accept the director’s resignation, provided that no more than one former CEO should serve on the Board at any one time.

Other selection criteria used to evaluate potential candidates may include successful senior level business management experience or experience that fulfills a specific need, prior experience and proven accomplishment as a director of a public company, commitment to attending Board and committee meetings, a reputation for honesty and integrity, interest in serving the needs of shareholders, employees and communities in which we operate, and compatibility with existing directors.

Director Selection Process

All Board members are elected annually by our shareholders, subject to the Board’s right to fill vacancies in existing or new director positions on an interim basis.  Based on advice from the Corporate Governance Committee, each year the Board recommends a slate of directors to be presented for election at the annual meeting of shareholders.

The Corporate Governance Committee considers candidates recommended by members of the Board or recommended by our shareholders, and the Committee reviews such candidates in accordance with our bylaws and applicable legal and regulatory requirements. Candidates recommended by our shareholders are evaluated in accordance with the same criteria and using the same procedures as candidates recommended by Board members or the CEO. In order for such shareholder recommendations to be considered, shareholders must provide the Corporate Governance Committee with sufficient written documentation to permit a determination by the Board as to whether such a candidate meets the required and desired director selection criteria set forth in our bylaws and our Corporate Governance Guidelines, and as outlined above.  Such documentation and the name of the recommended director candidate must be sent by U.S. mail to our Corporate Secretary at the address indicated on the Notice of Annual Meeting of Shareholders. Our Corporate Secretary will send properly submitted shareholder recommendations to the Chair of the Corporate Governance Committee for consideration at a future Committee meeting.

When a vacancy or a new position on the Board needs to be filled, the CEO, in consultation with the Chair of the Corporate Governance Committee, drafts a profile of the candidate he or she believes would provide the most meaningful contributions to the Board as a whole.  The profile is submitted to the Committee for approval.  In order to properly staff its various committees and support its succession planning initiatives, the Board currently believes that a Board consisting of nine to eleven directors is the optimal size.  The Committee has made it a practice in recent years to engage third-party search firms to assist it in identifying suitable candidates.  The firms selected, as well as the specific terms of the engagement, are based on the specific search criteria established by the Committee.  Members of the Board also are given the opportunity to submit names of potential candidates based on the profile developed.  Each candidate is subject to an initial screening process after which the Committee selects the candidates that it wishes to interview.  The Chair of the Board, the CEO and at least a majority of the Committee interviews each candidate and, concurrently with the interviews, the candidate will confirm his or her availability for regularly scheduled Board and committee meetings.  The Committee will also assess each candidate’s potential conflicts of interest and the ways in which their qualifications, experience and knowledge complement those of the members of the Board.  The Committee reviews the interviewers’ reports and recommendations, and makes the final determination as to which candidates are recommended for election to the Board.  Depending on when suitable candidates are identified, the Board may decide to appoint a new director to serve on the Board until the next annual meeting of shareholders.

Our bylaws require any shareholder wishing to nominate a candidate at the annual meeting of shareholders to give written notice of the nomination to our CEO or Corporate Secretary no later than 120 days prior to the first anniversary of the previous year’s annual meeting.  The shareholder must attend the meeting with the candidate and propose the candidate's nomination for election to the Board at the meeting.  The shareholder’s notice must set forth as to each nominee: (1) the name, age, business address and residence address of the person, (2) the principal occupation or employment of the person, (3) the number of shares of our stock owned by the person, (4) the written and acknowledged statement of the person that such person is willing to serve as a director, and (5) any other information relating to the person that would be required to be disclosed in a solicitation of proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, if the candidate had been nominated by or on behalf of the Board.  No shareholders submitted director nominations in connection with this year’s meeting.  Any shareholders desiring to present a candidate at the 2012 annual meeting of shareholders must furnish the required notice no later than December 29, 2011.

Meetings and Committees of the Board of Directors

There were seven meetings of the Board of Directors in 2010, six of which were regular meetings.  Each director attended, in person or by telephone, at least 75 percent of the aggregate of all meetings of the Board and its committees on which he or she served during the year.  It is our policy that directors attend our annual shareholder meetings and nine of our directors attended our annual shareholder meeting in 2010.

The Board of Directors has four standing committees:

•	Audit Committee;

•	Compensation Committee;

•	Corporate Governance Committee; and

•	Finance Committee.

Each of the Board committees has a written charter, approved by the Board, establishing the authority and responsibilities of the committee.  Each committee’s charter is posted on the Corporate Governance page of the News and Investor Relations section of our website at www.deluxe.com under the “Corporate Governance” caption.  A copy of each charter is available in print free of charge to any shareholder who submits a request to:  Corporate Secretary, Deluxe Corporation, 3680 Victoria Street North, Shoreview, Minnesota 55126.

The following tables provide a summary of each committee’s responsibilities, the number of meetings held by each committee during the last fiscal year and the names of the directors currently serving on the committee.

Audit Committee

Responsibilities		Number of meetings in 2010: 9 Directors who serve on the committee: Martyn R. Redgrave, Chair Ronald C. Baldwin Isaiah Harris, Jr. Cheryl E. Mayberry McKissack Mary Ann O’Dwyer
•	Appoints and replaces the independent registered public accounting firm, subject to ratification by our shareholders, and oversees the work of the independent registered public accounting firm.
•	Pre-approves all auditing services and permitted non-audit services to be performed by the independent registered public accounting firm, including related fees.
•
Reviews and discusses with management and the independent registered public accounting firm our annual audited financial statements and recommends to the Board whether the audited financial statements should be included in Deluxe’s Annual Report on Form 10-K.

•	Reviews and discusses with management and the independent registered public accounting firm our quarterly financial statements and the associated earnings news releases.
•
Reviews and discusses with management and the independent registered public accounting firm significant reporting issues and judgments relating to the preparation of our financial statements, including the adequacy of internal controls.

•
Reviews and discusses with the independent registered public accounting firm our critical accounting policies and practices, alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, and other material written communications between the independent registered public accounting firm and management.

•	Oversees the work of our internal auditors.
•
Reviews the effectiveness of Deluxe’s legal and ethical compliance programs and maintains procedures for receiving, retaining and handling complaints by employees regarding accounting, internal controls and auditing matters.

Compensation Committee

Responsibilities		Number of meetings in 2010: 5 Directors who serve on the committee: Don J. McGrath, Chair Charles A. Haggerty Neil J. Metviner Stephen P. Nachtsheim
•	Develops our executive compensation philosophy.
•
Evaluates and recommends incentive compensation plans for executive officers and other key managers, and all equity-based compensation plans, and oversees the administration of these and other employee compensation and benefit plans.

•
Reviews and approves corporate goals and objectives relating to the CEO’s compensation, leads an annual evaluation of the CEO’s performance in light of those goals and objectives, and recommends to the Board the CEO’s compensation based on this evaluation.

•	Reviews and approves other executive officers’ compensation.
•	Establishes and certifies attainment of incentive compensation goals and performance measurements applicable to our executive officers.

Corporate Governance Committee

Responsibilities		Number of meetings in 2010: 4 Directors who serve on the committee: Cheryl E. Mayberry McKissack, Chair Isaiah Harris, Jr. Don J. McGrath Stephen P. Nachtsheim
•	Reviews and recommends the size and composition of the Board, including the mix of management and independent directors.
•	Establishes criteria and procedures for identifying and evaluating potential Board candidates.
•	Reviews nominations received from the Board or shareholders, and recommends candidates for election to the Board.
•	Establishes policies and procedures to ensure the effectiveness of the Board, including policies regarding term limits, review of qualifications of incumbent directors, and conflicts of interest.
•	Establishes guidelines for conducting Board meetings.
•	Oversees the annual assessment of the Board’s performance.
•	In consultation with the Compensation Committee, reviews and recommends to the Board the amount and form of all compensation paid to directors.
•	Recommends to the Board the size, composition and responsibilities of all Board committees.
•	Reviews and recommends candidates for key executive officer positions and monitors management succession plans.
•	Develops and recommends corporate governance guidelines, policies and procedures.

Finance Committee

Responsibilities		Number of meetings in 2010: 4 Directors who serve on the committee: Mary Ann O’Dwyer, Chair Ronald C. Baldwin Charles A. Haggerty Neil J. Metviner Martyn R. Redgrave
•	Evaluates acquisitions, divestitures and capital projects in excess of $5 million, and reviews other material financial transactions outside the scope of normal on-going business activity.
•	Reviews and approves the Company’s annual financing plans, as well as credit facilities maintained by the Company.
•	Reviews and recommends policies concerning corporate finance matters, including capitalization, investment of assets and debt/equity guidelines.
•	Reviews and recommends dividend policy and approves declarations of regular shareholder dividends.
•	Reviews and makes recommendations to the Board regarding financial strategy and proposals concerning the sale, repurchase or split of Deluxe securities.

Communications with Directors

Any interested party having concerns about our governance or business practices, or otherwise wishing to communicate with our independent directors, may submit their concerns in writing to the Non-Executive Chairman of the Board or the independent directors as a group in the care of the office of:  Corporate Secretary, Deluxe Corporation, 3680 Victoria Street North, Shoreview, Minnesota 55126.

Board Leadership Structure; Non-Executive Chairman; Executive Sessions

As stated in our Corporate Governance Guidelines, the Board does not maintain a strict policy regarding separation of the offices of Chairman and CEO, believing that this issue should be addressed as part of the Board’s succession planning processes.  In November of 2005, Deluxe was engaged in a search for a new CEO, and the Board appointed Mr. Nachtsheim as Non-Executive Chairman to remove the responsibilities of Board Chair from the then-interim CEO.  When Mr. Schram was hired to be the Company’s CEO in 2006, the Board made the determination that it would be in the Company’s best interest to maintain the separation of the Chairman and CEO roles, largely to allow Mr. Schram to focus on Deluxe’s operational imperatives with support from a Non-Executive Chair on Board governance matters.  Mr. Nachtsheim continued to serve as the Non-Executive Chairman of the Board during 2010. Mr. Nachtsheim’s duties included moderating meetings and executive sessions of the independent directors and acting as the principal liaison between the independent directors and the CEO with respect to Board governance issues.

Our independent directors make it a practice to meet in executive session without management present at each Board meeting.  Likewise, all Board committees regularly meet in executive session without management.

Board Role in Risk Oversight

The Board takes an active role in risk oversight related to the Company both as a full Board and through its committees.  The Board regularly meets in executive session to, among other things, assess the quality of its meetings and to provide its observations to the CEO regarding the Company’s business challenges and risk mitigation strategies.

In addition, the Company conducts an annual enterprise-wide risk assessment.  A formal report is delivered to the Audit Committee, the chair of which provides a synopsis to the Board each December.  Updates are provided at regularly scheduled meetings and more frequently if required.  The objectives for the risk assessment process include (i) facilitating the NYSE governance requirement that the Audit Committee discuss policies around risk assessment and risk management; (ii) developing a defined list of key risks to be monitored by the Audit Committee, Board and senior management; (iii) determining whether there are risks that require additional or higher priority mitigation efforts; (iv) facilitating discussion of the risk factors to be included in the Company’s SEC reports, and (v) guiding the development of the Company’s internal audit plans.

In 2010, the risk assessment process was conducted by members of our internal audit department working with senior management and the Enterprise Risk Council, consisting of senior level staff from the legal, finance and other shared services departments.  Members of the internal audit department interviewed key department and functional leaders in the Company to identify and evaluate potential risks and associated mitigating factors and strategies.  Any identified risks were prioritized based on the potential exposure to the Company, measured as a function of likelihood of occurrence and potential severity of impact if the risk were to materialize.  The process included evaluating management’s preparedness to respond to the risk if realized.  The risk profiles and current and future mitigating actions were discussed and refined during subsequent discussions with senior management.  A summary of the results of the risk assessment process and our risk mitigation activities was presented to the Audit Committee, which furnished a report to, and facilitated a discussion with, the full Board.

Audit Committee Expertise; Complaint-Handling Procedures

In addition to meeting the independence requirements of the NYSE and the SEC, all members of the Audit Committee have been determined by the Board to meet the financial literacy requirements of the NYSE’s listing standards.  The Board also has determined that at least one member of the Audit Committee, including Martyn Redgrave, the Committee Chair, is an “audit committee financial expert” as defined by SEC regulations.

In accordance with federal law, the Audit Committee has adopted procedures governing the receipt, retention and handling of complaints regarding accounting and auditing matters.  These procedures include a means for employees to submit concerns on a confidential and anonymous basis, through Deluxe’s compliance hotline.

Compensation Committee Processes and Procedures

The authority and responsibilities of the Compensation Committee are governed by its charter, a copy of which can be found on Deluxe Corporation’s website at www.deluxe.com, together with applicable laws, rules, regulations and NYSE listing standards.

The Compensation Committee is authorized to review and approve corporate goals and objectives related to the CEO’s compensation, lead the Board’s evaluation of the CEO’s performance in light of those goals and objectives, and recommend to the Board the CEO’s compensation based on the evaluation.  The Committee is expected to engage the entire Board in its evaluation of the CEO’s performance and appropriate level of compensation.

The Committee also reviews and approves each executive officer’s base pay and incentive compensation levels, stock ownership targets, employment-related agreements and any unique benefit plans or programs for executives.  As part of this responsibility, the Committee evaluates and makes recommendations to the Board regarding the Company’s compensation philosophy and structure, the design of incentive compensation plans in which executives participate and all equity plans.  It establishes incentive compensation goals and performance measurements for executives and determines the levels of achievement of each executive relative to the goals and measurements.  Subject to limits imposed by the plans, applicable law and the Board, the Committee also oversees administration of equity-based plans, deferred compensation plans, benefit plans, retirement and Employee Retirement Income Security Act (“ERISA”) excess plans, and also is responsible for determining the formula used to calculate contributions to the Company’s current profit sharing plan.  The Committee has delegated to management committees the responsibility to administer broad-based benefit plans and the responsibility to oversee investment options and management of retirement and deferred compensation programs.

Although matters of director compensation ultimately are the responsibility of the full Board, the Compensation Committee works in conjunction with the Board’s Corporate Governance Committee and its independent compensation consultants in evaluating director compensation levels, making recommendations regarding the structure of director compensation, and developing a director pay philosophy that is aligned with the interests of the Company’s shareholders.

The Committee has the authority to engage compensation consultants to assist it in conducting the activities within its general scope of responsibility.  Since 2001, the committee has retained Towers Watson & Co. (sometimes referred to as “Towers Watson” and known until January 2010 as Watson Wyatt Worldwide, Inc) as its independent consultant.  The Committee has the sole authority to retain, terminate and approve the fees of a compensation consultant for the purpose of assisting in the evaluation of director, CEO and executive compensation.  For 2010, the Company paid no fees for any additional services provided by Towers Watson.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is comprised entirely of independent directors.  No member of the Compensation Committee has been an officer or employee of Deluxe.  None of our executives serve as a member of the Compensation Committee of any other company that has an executive serving as a member of the Deluxe Board of Directors.  None of our executives serve as a member of the board of directors of any other company that has an executive serving as a member of the Compensation Committee.

Non-Employee Director Compensation

Directors who are employees of Deluxe do not receive compensation for their service on the Board other than their compensation as employees. Non-employee directors each receive a $50,000 annual Board retainer, payable quarterly.  For 2010, the Non-Executive Chairman received an incremental $100,000 annual retainer, also payable quarterly.

In order to fairly compensate non-employee directors for their service on Board committees, the elements, workload and responsibilities of which will fluctuate from time to time, committee members are paid fees for each committee meeting attended, with the chair of each committee also receiving an annual retainer for serving as the chair.

For 2010, the committee fee structure was as follows:

	Audit Committee ($)	Compensation Committee ($)	Other Standing Committees ($)
Chair Retainer	15,000	7,500	5,000
In-Person Meeting Attendance	2,000	1,500	1,500
Telephonic Meeting Attendance	1,000	750	750

Non-employee directors also receive $1,500 for each approved site visit and director education program attended, up to a maximum of five per year, in the aggregate.  Directors also may receive additional compensation for the performance of duties assigned by the Board or its committees that are considered beyond the scope of the ordinary responsibilities of directors or committee members.

Deluxe maintains a Non-Employee Director Stock and Deferral Plan (the “Director Plan”), which was approved by shareholders as part of Deluxe’s 2008 Stock Incentive Plan (the “Stock Incentive Plan”).  The purpose of the Director Plan is to provide an opportunity for non-employee directors to increase their ownership of Deluxe’s common stock and thereby align their interest in the long-term success of Deluxe with that of other shareholders.  Under the Director Plan, each non-employee director may elect to receive, in lieu of cash retainers and fees, shares of Deluxe common stock having an equal value, based on the closing price of Deluxe’s stock on the NYSE as of the quarterly payment date.  The shares of common stock receivable pursuant to the Director Plan are issued as of the quarterly payment date or, at the option of the director, credited to the director in the form of deferred restricted stock units.  These restricted stock units vest and are converted into shares of common stock on the earlier of the tenth anniversary of February 1st of the year following the year in which the non-employee director ceases to serve on the Board or such other objectively determinable date as is elected by the director in his or her deferral election (for example, upon termination of service as a director).  Each restricted stock unit entitles the holder to receive dividend equivalent payments equal to the dividend payment on one share of common stock.  Restricted stock units issued pursuant to the Director Plan vest and convert into shares of common stock in connection with certain defined changes of control of Deluxe. All shares of common stock issued pursuant to the Director Plan are issued under Deluxe’s Stock Incentive Plan.

Under the terms of the Stock Incentive Plan, non-employee directors also are eligible to receive other equity-based awards to further align their interests with shareholders and assist them in achieving and maintaining their established share ownership targets.  In 2010, non-employee directors were provided the opportunity to defer any equity grant awarded to them under terms similar to those described above for deferral of cash retainers and fees under the Director Plan.  The equity grant deferral opportunity has been made an on-going part of the Director Plan.  Any stock options granted to non-employee directors must have an exercise price equal to the fair market value of Deluxe’s common stock on the date of grant, and no more than 5,000 options may be granted to a non-employee director in any one year.  Non-employee directors did not receive any option grants in 2010, but each non-employee director re-elected to the Board at last year’s annual meeting received a grant of restricted stock on April 28, 2010, with an approximate grant date value of $80,000, which shares vest one year from the grant date.  Equity grants to directors are recommended by the Compensation Committee, in consultation with the Corporate Governance Committee, and are ratified by the full Board.

Mr. Nachtsheim, the only non-employee director who was elected to the Board prior to October 1997, is also eligible for certain retirement payments under the terms of a Board retirement plan that has since been replaced by the Director Plan.  Under this predecessor plan, he is entitled to receive an annual payment equal to the annual Board retainer in effect on July 1, 1997 ($30,000 per year) for the number of years during which he served on the Board prior to October 31, 1997.  No further benefits are accruing under this plan.  In calculating a director’s eligibility for benefits under this plan, partial years of service are rounded up to the nearest whole number. Retirement payments do not extend beyond the lifetime of the retiree and are contingent upon the retiree’s remaining available for consultation with management and refraining from engaging in any activity in competition with Deluxe.  Mr. Nachtsheim is eligible to receive payments of $30,000 for two years following his retirement from the Board under this plan.

The following table summarizes the compensation earned by each non-employee director during 2010.

DIRECTOR COMPENSATION FOR 2010

Name	Fees Earned or Paid in Cash 1 ($)	Stock Awards 2 ($)	Option Awards 3 ($)	All Other Compensation 4 ($)	Total ($)
Ronald C. Baldwin	69,750	79,993	0	3,979	153,722
Charles A. Haggerty	64,494	79,993	0	3,979	148,466
Isaiah Harris, Jr.	69,000	79,993	0	3,979	152,972
Cheryl E. Mayberry McKissack	79,250	79,993	0	3,979	163,222
Don J. McGrath	67,756	79,993	0	3,979	151,728
Neil J. Metviner	63,500	79,993	0	3,979	147,472
Stephen P. Nachtsheim	162,750	79,993	0	3,979	246,722
Mary Ann O’Dwyer	72,250	79,993	0	3,979	156,222
Martyn R. Redgrave	85,750	79,993	0	3,979	169,722

1
Under the Director Plan, directors may elect to receive their fees in the form of stock, including the right to defer such stock into restricted stock units.  Any stock or stock units issued under the Director Plan are equal in value to the cash fees foregone by the director. As a result, amounts reflected are the total fees earned by the directors, including amounts elected to be received in the form of stock or restricted stock units.

2
Amounts in this column reflect the aggregate grant date fair value of stock awards granted during the fiscal year ended December 31, 2010 computed in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718.  All directors received 3,731 shares of restricted stock or restricted stock units upon their re-election to the Board on April 28, 2010.  These shares or units will vest one year from the date of grant.  As of December 31, 2010 the aggregate number of shares of unvested restricted stock or restricted stock units for each director was 3,731, and the aggregate number of restricted stock units held by each director was as follows:  Mr. Haggerty, 10,184; Mr. Harris, 4,900; Mr. McGrath, 13,559; Mr. Nachtsheim, 9,966; Ms. O’Dwyer, 11,636; Mr. Redgrave, 9,360.

3
No options were granted to the non-employee directors in 2010.  As of December 31, 2010, the number of outstanding options held by each director was as follows: Charles A. Haggerty, 2,000; Isaiah Harris, Jr., 1,000; Cheryl E. Mayberry McKissack, 2,000; Stephen P. Nachtsheim, 2,000; Mary Ann O’Dwyer, 2,000, and Martyn R. Redgrave, 2,000.  All outstanding options expire seven years from the grant date, vest in equal 1/3 increments on each anniversary of the grant date, and carry exercise prices equal to the closing price of the Company’s common stock on the grant date.

4	Amounts reflect dividends paid in 2010 on unvested restricted stock and restricted stock units.

EXECUTIVE COMPENSATION

ITEM 2: ADVISORY VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS (referred to as “Say-on-Pay”)

The Company is providing its shareholders with the opportunity to cast an advisory (nonbinding) vote on the compensation of its Named Executive Officers as described below.  The Company believes that it is appropriate to seek the views of shareholders on the design and effectiveness of the Company’s executive compensation program.

The Compensation Discussion and Analysis, beginning on page 25 of this proxy statement, describes in greater detail the Company’s executive compensation program and decisions made by the Compensation Committee in 2010.

The Company believes the compensation program for the Named Executive Officers is instrumental in helping the Company achieve its strong financial performance and requests the vote of shareholders on the following resolution:

RESOLVED, that the shareholders approve, on an advisory basis, the compensation of Deluxe’s Named Executive Officers, as described in the Compensation Discussion and Analysis section, the compensation tables and the narrative disclosures that accompany the compensation tables set forth in this proxy statement.

As an advisory vote, this Item is not binding upon the Company.  However, the Compensation Committee, which is responsible for designing and administering the Company’s executive compensation program, values the opinions expressed by shareholders in their vote on this Item and will consider the outcome of the vote when making future compensation decisions for Named Executive Officers.

The Board of Directors recommends that you vote FOR the compensation of the Company’s Named Executive Officers.

ITEM 3: ADVISORY VOTE ON FREQUENCY OF SAY-ON-PAY VOTES

This Item affords shareholders the opportunity to cast an advisory (nonbinding) vote on how often the Company should include a Say-on-Pay vote in its proxy materials for future annual shareholder meetings (or special shareholder meetings for which the Company must include executive compensation information in the proxy statement for that meeting).  Under Item 3, shareholders may vote to have the Say-on-Pay vote every year, every two years, every three years, or abstain.

Say-on-Pay votes are a relatively recent occurrence.  In assessing the frequency with which such votes should be conducted, several factors come into play.  Advocates of annual Say-on-Pay votes generally believe that shareholders should be allowed to express their views on a company’s executive compensation program every year, and that such regular feedback from shareholders enhances a company’s ability to monitor shareholder sentiment and act accordingly.  Those who advocate for less frequent votes generally argue that annual Say-on-Pay votes impose an unwarranted burden on the companies that must prepare for such votes, as well as on shareholders who must assess and vote upon Say-on-Pay each year.  They also argue that annual Say-on-Pay votes do not afford companies an adequate opportunity to digest and, if necessary, respond to results of the most recent Say-on-Pay vote.

At the present time, the Company believes that annual Say-on-Pay votes would be beneficial so that shareholders will have an opportunity each year to express their views on the Company’s executive compensation program.  The highest number of votes cast for this Item will be considered the preferred frequency with which Deluxe is to hold a shareholder vote to approve the compensation of the Named Executive Officers.

As an advisory vote, this Item is not binding upon the Company.  However, the Compensation Committee, which administers the Company’s executive compensation program, values the opinions expressed by shareholders and will consider the outcome of this vote in making a determination regarding the Say-on-Pay voting frequency deemed most appropriate for Deluxe.  In the event the Company subsequently is led to believe that a different frequency is more appropriate, it may re-visit this issue with shareholders by seeking another advisory vote, and in all events will do so at least once every six years as required by current law.

The Board of Directors recommends that you vote to hold Say-on-Pay votes EVERY YEAR (as opposed to every 2 years or every 3 years).

Compensation Discussion and Analysis

Introduction

The following discussion should be read in conjunction with the various tables and accompanying narrative disclosure appearing in this proxy statement.  Those tables and narrative provide more detailed information regarding the compensation and benefits awarded to, earned by, or paid to our Chief Executive Officer (“CEO”) and the other executive officers named in the Summary Compensation Table appearing on page 35 (collectively, the “Named Executive Officers”), as well as the plans in which such officers are eligible to participate.  Items 2 and 3 presented in this proxy statement seek our shareholders’ input on Deluxe’s executive compensation program.  This Compensation Discussion and Analysis, the compensation tables and the narrative disclosures that accompany the tables provide information that will assist our shareholders in deciding how to vote on those items.

Executive Summary

The goal of our executive compensation program is to attract and retain the best available leadership talent, and to reward our leaders for creating long-term value for our shareholders.  Our compensation program is designed to reward sustained financial and operating performance and leadership excellence, align the executives’ long-term interests with those of our shareholders and motivate our executives to remain with the Company for long and productive careers.  We believe it combines a competitive mix of cash and equity and short-term and long-term compensation to reinforce a balance between meeting short-term goals and achieving long-term growth.

As explained in greater detail below, Deluxe maintains a strong pay-for-performance philosophy, as evidenced by the fact that a significant portion of each executive’s total compensation is linked to financial and other performance criteria intended to deliver sustainable business results and drive shareholder value.  While risk-taking is a necessary component in any successful business model, we employ a number of features in our compensation program that are designed to prevent inappropriate or short-sighted risk-taking.  We think the combination of compensation elements in the program provides the Named Executive Officers with the appropriate incentives to create long-term value for shareholders while taking thoughtful and prudent risks to deliver strong performance year after year.

Throughout 2010, the Company maintained its financial discipline and strategic focus, which led the Company to not only deliver very strong profitability and cash flow performance, but also to improve its opportunities for long-term growth. It did so, moreover, in what continued to be a very challenging economic environment.  Details regarding the Company’s performance in 2010 are contained in our Annual Report to Shareholders, which we encourage all shareholders to read.  Some highlights of that performance, and the value being created for our shareholders, include the following:

•	Our consolidated revenue increased 4.3%

•	Our services related revenue, an area of focus for growth, increased nearly 34%

•	Our operating income increased almost 48%

•	Our earnings per share increased more than 52%

•	Our stock price increased more than 55%

We believe the structure of our executive compensation program was a critical factor in aligning the priorities of the Company’s leaders to deliver solid results in 2010, while at the same time providing a strong foundation for continued success. We hope our shareholders will agree and will express their support in voting FOR Item 2 in this proxy statement.

Compensation Objectives and Philosophy

Deluxe is committed to providing executive compensation that attracts, motivates and retains exceptional executive talent for the benefit of our shareholders, supports Deluxe’s business objectives, and aligns the interests of the executive officers, including our Named Executive Officers, with the long-term interests of our shareholders.  We believe these objectives are achieved by:

•	Continually evaluating the competitiveness of our compensation programs relative to comparable organizations;

•	Providing performance-based pay through annual and long-term incentive opportunities that are based on the achievement of specific business objectives (i.e., pay-for-performance);

•	Providing equity-based incentives that promote the creation of long-term shareholder value;

•	Delivering a significant portion of total compensation through performance-based pay linked to financial results and shareholder return; and

•	Ensuring that the Named Executive Officers hold meaningful equity stakes in Deluxe.

Roles of Committee, Outside Compensation Advisors and Management in Compensation Decisions

The Deluxe compensation program is designed to align all components of pay opportunity (base pay, annual incentive pay, long-term incentive pay, and benefits) at or near the median of the market, for each component and as a whole, and reward performance that meets or exceeds performance goals that are established, reviewed and approved each year by the Compensation Committee of the Board of Directors (sometimes referred to in this section as the “Committee”).  In arriving at the appropriate levels of pay and incentive opportunities, the Committee also considers the degree to which the structure of the program rewards reasonable risk-taking and the overall cost of the compensation program so as to achieve proper balance between the need to reward employees and to deliver returns to Deluxe’s shareholders.  Accordingly, the Committee annually reviews the proportion of operating income used to reward employee performance through our incentive plans.

The Committee has responsibility for guiding our executive compensation philosophy and overseeing the design of executive compensation programs.  The Committee also recommends the compensation to be paid to the CEO (with approval from the full Board of Directors) and approves the compensation paid to other executive officers.  The Committee is composed entirely of “independent directors” as defined by the NYSE corporate governance rules.  In order to ensure a holistic view of the compensation and benefits provided to our executives, the Committee reviews on an annual basis a summary (or tally sheet) of all elements of compensation for each member of the Company’s Executive Leadership Team.  Due to economic conditions in 2010, it was determined that there would be no changes in base compensation levels, except in the event of a promotion or significant change in responsibility.  The Committee also monitors, with the support of management and the Committee’s independent compensation consultants, developing best practices in the area of executive compensation, including recommended pay principles published by various trade, legal and advisory groups.  While the Committee remains focused on constructing an executive compensation program that will best serve the specific needs of Deluxe and the interests of our shareholders, we believe our program incorporates a responsible approach to pay structure, risk management and transparency.

The Committee has engaged, and regularly meets with, an independent compensation consultant regarding executive compensation levels and practices.  Towers Watson has served as the Committee’s independent consultant since 2001.  This consultant is deemed independent in that it is selected by, and reports directly to, the Committee with its primary contact being the Chair of the Committee.  The Committee regularly meets with Towers Watson in executive session without management present and conducts an annual review of the consultant relationship.  Towers Watson did not provide to the Company any consulting services on subjects other than executive compensation during 2010.

Management supports the work of the Committee and its independent consultant by providing Company information and data, as requested.  Company executives also make recommendations with respect to incentive plan targets in the context of management’s business and operational plans.  At the request of the Committee, the CEO attended each Committee meeting, met with the Committee and independent consultant as necessary to discuss business strategy, and also meets with the Committee annually to discuss each executive’s individual performance and make recommendations on incentive awards and adjustments to base salary for those executives.  The Board’s non-employee directors evaluate the CEO each year and the Committee provides recommendations to the Board regarding the CEO’s compensation based on that evaluation and current market data provided by the independent consultants.

Competitive Market Review

For 2010, the Committee commissioned Towers Watson to provide a competitive market review of Deluxe’s executive compensation program in comparison to relevant information drawn from other companies’ executive compensation practices.  The data presented by Towers Watson was used for analyzing the following:  the nature, merit and recommended value of each pay component; the mix of base pay, annual incentive compensation, and long-term incentive values for the Named Executive Officers; and other benefit-related decisions.  Based on the recommendation of its compensation consultant, the Committee reviewed two sources of information for assessing executive pay at Deluxe.  The first source of comparative information included executive compensation data for the S&P Mid-Cap 400 given that Deluxe is a member of the S&P Mid-Cap 400 index, together with the Committee’s conclusion that this index is representative of companies similar to Deluxe in terms of market capitalization, revenue, and total assets. The S&P Mid-Cap 400 data is based on proxy statement disclosures for the index companies’ Named Executive Officers.  Towers Watson also analyzed market data drawn from three published broad-based third-party surveys of general industry compensation practices, including the 2010/2011 Towers Watson Top Management Survey; 2010 Mercer Executive Compensation Survey; and 2010 Towers Watson Executive Compensation Survey.  Towers Watson screened the compensation databases for the most similar position content for each of Deluxe’s executive positions.  Given that Deluxe does not have access to the identity of individual survey respondents and that the reporting companies vary widely in size, Towers Watson does not benchmark Deluxe’s practices against specific companies’ practices within the survey pool but rather adjusts the survey data for size of company (i.e., revenue) using regression analysis.  Applying this methodology can help statistically predict the level of compensation that a company of a given size in revenue would pay for a given job.  The Committee used the information derived from the regression analysis as a general data point in assessing the reasonableness of the Company’s compensation practices.

Executive Officer Compensation Program

In constructing an overall compensation program, the Committee balances those components that are fixed (such as salary and benefits) against components that are variable and require the achievement of certain levels of performance.  The Committee also strives for a balance between compensation components that reward executives for the achievement of short-term goals with those that focus on the long-term growth of the Company.  Compared to Deluxe’s general employee population, the Committee believes that executives, including the Named Executive Officers, should have a greater percentage of their total compensation dependant upon reaching performance targets, a higher percentage of which is oriented toward long-term objectives rather than short-term performance.  Each year the Committee reviews the form and value of long-term incentive grants to ensure alignment with the Company’s overall compensation philosophy and to reward attainment of Company goals.

Elements of Compensation

For 2010, the principal components of our executive compensation program consisted of the following, each of which is addressed below in greater detail:

•	base salary;

•	annual incentive plan;

•	long-term incentives in the form of stock options and a multi-year cash performance plan;

•	non-qualified deferred compensation plan;

•	broad-based defined contribution retirement plans; and

•	cash allowance program in lieu of perquisites.

Compensation Mix

The primary components of executive compensation (base salary, and performance-based pay opportunities in the form of annual and long-term incentives) for our Named Executive Officers in 2010 were allocated, at targeted levels of performance, to provide a higher weighting on performance-based pay compared to base salary.  The average target percentage of performance-based pay for the Named Executive Officers is 64 percent of total compensation, with a higher percentage for the CEO.  Of the total performance-based compensation for the Named Executive Officers, approximately 63 percent is targeted to be long-term compensation as opposed to annual compensation.  Pay practices for the Named Executive Officers emphasize pay-for-performance and the achievement of longer term Company objectives than pay practices for the general employee population.

The Company uses pay-for-performance principles throughout its compensation program.  Adjustments in base pay are linked to performance through the annual performance evaluation process, with salary increase guidelines structured to provide greater base pay increases for those who achieve higher than satisfactory performance ratings and lower increases, if any, for those who perform at a satisfactory level or below.  The Deluxe Corporation Annual Incentive Plan (“Annual Incentive Plan”) and long-term cash performance plan are similarly structured to provide an opportunity to earn a higher payout for performance above target and lower payouts, if any, for performance at less than target.  The use of stock options as a component of the 2010 long-term incentive program also aligns our pay principles to long-term changes in shareholder value.  In addition, our Named Executive Officers are subject to stock ownership and sale guidelines, which restrict their ability to realize value from their equity awards unless they have achieved their ownership targets.

While the design of our executive compensation program is significantly performance-based, we do not believe it encourages excessive risk-taking.  We believe the combination of compensation elements in the program provides the Named Executive Officers with the appropriate incentives to create long-term value for shareholders by taking thoughtful and prudent actions to grow the Company.  In 2010, the financial metrics used in the Annual Incentive Plan were operating income and revenue targets, with any payment under the revenue metric being subject to the achievement of a minimum operating income threshold.  Payments under the long-term cash performance plan also are tied to minimum profitability requirements.  Each year the Board of Directors reviews the operating plan that forms the basis for the financial performance factors incorporated into the variable compensation plans.  This review by the entire Board helps ensure that the targets established under our incentive compensation plans incorporate a reasonable degree of stretch, while at the same time promoting a focus on long-term growth and sustainable financial performance.  As addressed below, our executives also are subject to stock ownership guidelines and clawback policies, both of which serve as further checks against imprudent, short-term decision-making.

Base Salaries

Base salaries are a fixed portion of compensation based on an individual’s skills, responsibilities, experience and sustained performance.  The Committee annually reviews the base salaries of Deluxe’s Named Executive Officers. The CEO makes recommendations to the Compensation Committee for changes to base salaries based on each executive’s individual performance and the market data presented by the Committee’s independent compensation consultants.  The Committee performs the same analysis with respect to the CEO’s salary with input from the evaluation of the CEO’s performance by the Board’s non-employee directors.  Base salaries of our executive officers generally are set at or near the median of salaries paid to executive officers of companies of similar size and in similar positions.  Deviations from the median can be the result of experience in the position, individual performance exceeding or falling short of expectations, or the individual’s scope of responsibilities.  For 2010, and consistent with a broad-based salary freeze implemented throughout the Company, none of the Named Executive Officers received a base salary increase, except Mr. McRoberts, who received an increase in his compensation upon being promoted to Senior Vice President, Chief Information & Technology Officer and an expansion of his responsibilities.  The actual change for Mr. McRoberts is reflected in the Summary Compensation Table.

Annual Incentive Plan

The Annual Incentive Plan provides an incentive for achieving specified financial performance goals that the Company considers to be important contributors to shareholder value.  Named Executive Officers and other officers and management employees selected by the Committee participate in the Annual Incentive Plan.  The 2010 target amounts approved by the Committee under the Annual Incentive Plan were intended to provide annual cash compensation (i.e., base salary plus bonus) approximating the median of the cash compensation offered to executive officers of companies of similar size and in similar positions.  Bonuses earned may exceed the target amount if performance goals are exceeded, and are less than the target amount if the performance goals are not fully attained, with no bonus payouts if Deluxe’s performance is below certain minimum thresholds.

Consistent with the approach taken in 2009, the 2010 Annual Incentive Plan consisted of three components.  The first two components were based on the Company’s performance against specific revenue and operating metrics.  The third component consisted of a group of factors (“enterprise factors”) developed to assess the Company’s progress in transforming Deluxe consistent with its strategic growth initiatives.  Plan participants with specific business segment responsibilities had a portion of their bonus opportunity tied to the segment’s financial results as well as consolidated results.

Section 162(m) of the Internal Revenue Code (“Section 162(m)”) places limits on the deductibility of compensation paid to certain executives that is not considered performance-based.  In order to ensure that all payments to our executives under the Annual Incentive Plan qualify as performance-based compensation for purposes of Section 162(m), a bonus pool based on the amount of net income (if any) generated by Deluxe during 2010 was established by the Committee at the beginning of the year, along with the maximum payments that could be allocated to each executive subject to Section 162(m).  Payments made to these executives were based on the performance criteria applicable to other participants under the Plan, and all such payments were less than the maximum amounts allocated to the executives under the Section 162(m) bonus pool.

In addition, in order to promote stock ownership by the Named Executive Officers and other participants, and to further align their interests with those of our shareholders, participants may choose to receive up to 100 percent of their Annual Incentive Plan payout in restricted stock units, in which case the Company will provide a 50 percent match on the amounts so elected to be received in restricted stock units.  The restricted stock units vest on the second anniversary of the date of the grant.  We believe the 50 percent match and two-year vesting period encourage executive stock ownership and employee retention.

Performance Measures and Objectives under the Annual Incentive Plan

For the Named Executive Officers and all other participants, the three components that were considered in determining incentive compensation for 2010 under the Annual Incentive Plan were adjusted revenue, adjusted operating income and the enterprise factors.  “Adjusted revenue” and “adjusted operating income” are based on revenue and operating income as publicly reported by the Company in its consolidated financial statements, but include pre-defined adjustments (as permitted by Section 162(m)) to eliminate the effects of items that are not a part of the operating plan or are beyond management’s control, such as the adoption of new accounting principles, asset impairments, certain mergers and acquisitions, restructuring charges, etc.  The enterprise factors used in 2010 were intended to serve as leading indicators of the Company’s success in executing its growth strategy and to supplement the financial performance metrics.  The enterprise factors included a collection of key initiatives and performance indicators intended to assess the Company’s performance in the following areas:

•	Executing a long-term strategic plan to accelerate revenue growth and deliver an enhanced customer experience;

•	Developing a leadership pipeline/high performing culture in a collaborative environment; and

•	Improving business processes.

As indicated above, the Committee also retains discretion to make other adjustments to the financial measurement calculations, provided such adjustments do not result in the payment to any Named Executive Officer in excess of their applicable Section 162(m) bonus allocation.  We believe revenue, operating income and the enterprise factors are critical drivers of our strategy to achieve profitable and sustainable revenue growth, and thereby create long-term value for our shareholders.  Each component was weighted as shown on the next page, with revenue and operating income target performance set in accordance with the Company’s annual operating plan (“AOP”) targets.  These AOP targets also served as the basis for the financial performance expectations communicated publicly at the beginning of the year.

In establishing the metrics and payout scales for 2010 under the Annual Incentive Plan, the weighting attached to adjusted revenue was increased and the weighting attached to adjusted operating income was correspondingly decreased over 2009 in order to reinforce the Company’s intention to incent revenue growth.  At the same time, we continued to require that a minimum threshold of adjusted operating income be achieved before payments could be made under the adjusted revenue and operating income performance factors.  We believe this minimum threshold is an effective control on imprudent decision-making, in that it ensures that the revenue growth achieved by the Company is profitable.  Adjusted operating income and revenue targets for the Annual Incentive Plan in 2010 were set at aggressive but realistic levels. Given the challenges presented by the economy in general, as well as the specific challenges confronted by small businesses and the secular decline in the core check industry, the Company sought to balance its focus on growth with the need to establish financial performance targets for the year that would afford realistically-achievable incentive opportunities for its employees, while at the same time requiring solid returns to its shareholders.  As a result, while the target adjusted revenue for 2010 was the same as the Company’s actual 2009 adjusted revenue, the adjusted operating income target for 2010 was adjusted upward from the target in 2009, and a slightly higher threshold level of adjusted operating income than in 2009 was required to be achieved in order for there to be any payout on either the adjusted revenue or operating income factors.  The increase in required adjusted operating income before payout under the Annual Incentive Plan meant that the adjusted revenue achieved needed to be converted into income with greater efficiency in 2010 than in 2009 in order to receive any payout, and, within the ranges resulting in payout, at an increasing rate of return.  The following table illustrates the 2010 threshold and maximum performance levels compared to targets for the adjusted revenue and operating income factors, as well as the corresponding payout percentages (versus the target award opportunity) at each level of performance.

Performance Level	Adjusted Operating Income	Adjusted Revenue	Percent of Target Award (%)
Maximum	115.5% of AOP	106.4% of AOP	200%
Target	AOP	AOP	100%
Threshold	85.5% of AOP	94.1% of AOP	50%
Below Threshold	---	---	0%

Actual Annual Incentive Plan Payments

Deluxe’s consolidated performance in 2010 well exceeded the threshold performance levels for both adjusted operating income and revenue.  As indicated above, for 2010, the Committee also established enterprise factors as a component of performance to be measured in assessing payments to be made under the Annual Incentive Plan.  After assessing the Company’s performance on the various metrics established for the enterprise factors, the Committee determined that participants should be awarded a payout of 90 percent of target for that component.  The actual 2010 performance on all three components is summarized in the following table.

Measures (Thousands)	Target ($)	Actual ($)	Weighting (%)	Payout Percent (% of target)
Adjusted Operating Income	$255,000	$267,820	26.7%	132.5%
Adjusted Revenue	$1,344,000	$1,324,013	40.0%	92.4%
Enterprise Factors	---	---	33.3%	90.0%
Blended Payout Percentage	---	---	---	102.3%

As indicated above, executive officers with specific business segment responsibilities also have a portion of their Annual Incentive Plan opportunity tied to the performance of their segment’s adjusted revenue and operating income.  Of the Named Executive Officers, only Mr. Morefield had a portion of his Annual Incentive Plan opportunity tied to business segment performance.  Business segment performance is evaluated on the basis of adjusted revenue and adjusted segment controllable operating income, which is adjusted segment operating income after removing allocations of corporate overhead costs.  The Financial Services segment, for which Mr. Morefield is responsible, delivered adjusted revenue at 94.4% of the targeted level of $403,857, and adjusted controllable operating income at 89.0% of the targeted level of $162,350.  The associated payout percentages at these levels of performance were 72.4% and 50.6%, respectively.  With 30% of his incentive opportunity based on segment revenue results, 20% based on adjusted controllable operating income results for the segment, and 50% based on the consolidated performance reflected in the foregoing table, Mr. Morefield’s blended payout percentage was 83.0%, a portion of which Mr. Morefield has chosen to allocate to restricted stock units.  The amounts earned by all Named Executive Officers under the Annual Incentive Plan for 2010 are included in the Summary Compensation Table appearing later in this proxy statement.

Long-Term Incentive Compensation

After analyzing a variety of approaches for delivering long-term incentive value to the Named Executive Officers and other key employees who participate in the Company’s long-term incentive program, for 2010 the Committee continued to endorse a strategy that employed a combination of stock options and a long-term cash incentive program based on achievement of multi-year performance factors (“Cash Performance Plan”).  The targeted value of awards granted to participants in the long-term incentive program for 2010 consisted of 60% stock options and 40% Cash Performance Plan awards.  In order to incent service revenue growth in areas other than the sale of checks and related products, the Cash Performance Plan awards incorporate performance targets based on success in achieving Deluxe’s service revenue goal in 2012.  To reach the 2012 revenue goals, Deluxe must make significant progress in each year of a three year performance period.  The payout amount can vary from 0% to 200% of the total Cash Performance Plan award value depending upon the performance level achieved by the end of the 2012 fiscal year.  For 2011, the structure of the Cash Performance Plan remains substantially the same.

The Company’s 2009 Cash Performance Plan (referred to as the “2009 Plan”) had a two year performance period that expired at the end of 2010.  The 2009 Plan represented 60 percent of the long-term incentive program targeted value (with the remaining 40 percent of the targeted value provided through stock options).  The 2009 Plan focused attention on growth of new revenue other than revenue from the sale of checks and check-related products, coupled with a profitability threshold to ensure the quality of this revenue growth and otherwise manage risk associated with revenue-based metrics.  The metrics and payout scales for the 2009 Plan are shown below:

Performance Level	Adjusted Non-Check Revenue Mix Performance %	Payout % of Target Award Amount
Maximum	45%	200%
Target	41%	100%
Threshold (minimum)	37%	75%

Margin on Operating Income Threshold:  16%

“Adjusted non-check revenue mix” is a percentage resulting from revenue as reported by the Company in its consolidated financial statements, including pre-defined adjustments (permitted by 162(m)) to eliminate the effects of items that are not a part of the AOP or are beyond management’s control, from which is then subtracted reported “check and related services revenue,” the result of which is divided by adjusted revenue.  “Margin on operating income” is a percentage resulting from adjusted operating income divided by adjusted revenue.

The Committee determined that the profitability and revenue thresholds were achieved.   Adjusted non-check revenue mix was calculated to be 37.8%.  Interpolating these results under the foregoing table, eligible participants will receive a payout of 80.1% of their targeted incentive opportunity on or before March 15, 2012. If still employed by the Company through December 31, 2011, Mr. Schram would receive $720,900, Mr. Scarfone would receive $168,210, Mr. Peterson would receive $72,090, Mr. Morefield would receive $84,105 and Mr. McRoberts would receive $84,105.  Given that the 2009 Plan was designed to incorporate a talent retention element, employees who voluntarily terminate their employment and those whose employment is involuntarily terminated for cause prior to January 1, 2012, are not eligible for any payout under the 2009 Plan.

As mentioned above, in 2010, the Named Executive Officers, together with other designated key employees, also received stock option grants as part of the long-term incentive program.  These options have a three year vesting period.  The grant date for the options coincided with the regularly scheduled February Compensation Committee meeting.  The timing of the annual grants also aligns with the employee performance evaluation process and is outside any regular stock trading blackout period.  The exercise price of all 2010 option grants was the closing price of Deluxe stock on the grant date. The Company believes this strategy achieves several critical objectives, including:

•	Supporting and rewarding the achievement of Deluxe’s long-term business strategy and objectives;

•	Encouraging decisions and behavior that will increase shareholder value;

•	Reinforcing the pay-for-performance orientation of the overall executive compensation program;

•	Allowing Deluxe to attract and retain key executive talent by providing competitive incentive and total compensation opportunities; and

•
Promoting share ownership and facilitating achievement of the ownership guidelines.  All long-term incentive equity awards to the Named Executive Officers and other key employees are granted on the same date, with the exception of awards made in conjunction with an individual’s promotion or hire into the Company, or as necessary to facilitate broader retention of key employees.

Deferred Compensation Plan

The Deluxe Corporation Deferred Compensation Plan is intended to promote executive retention by providing a long-term savings opportunity on a tax-efficient basis.  Under this plan, which complies with the requirements of Section 409A of the Internal Revenue Code (“Section 409A”), Named Executive Officers and other key employees may choose to defer up to 100 percent of base salary (less applicable deductions) and up to 50 percent of any Annual Incentive Plan payout into multiple investment options.  This plan also contains a provision that restores benefits lost under the defined contribution pension plan and the annual profit sharing plan due to Internal Revenue Code limits.  Contributions for the Named Executive Officers under this provision for 2010 are reflected in the All Other Compensation column of the Summary Compensation Table.  The investment options are similar to the investment options available to employees in the Company’s broad-based retirement plans.  The majority of payouts from this plan commence following termination of employment, based on elections made by the participants in accordance with, and subject to, any delays in payment that otherwise might be required by Section 409A.

Retirement Program

The Named Executive Officers are eligible to participate in the same qualified broad-based retirement plans that are available to most employees. The program consists of three components, including a defined contribution pension plan, an annual profit sharing plan (under which contributions, if any, are based on Deluxe’s performance), and a 401(k) plan.  The retirement program is regularly compared with retirement programs of companies that are in businesses similar to Deluxe and/or are located in geographic areas from which we recruit talent to ensure that the Company remains competitive in the market.  The incremental value of benefits provided to the Named Executive Officers under this program is included in the All Other Compensation column of the Summary Compensation Table.

Personal Choice Program

All of our Named Executive Officers, with the exception of our CEO, Mr. Schram, participated in the executive officer Personal Choice Program.  The Personal Choice Program provides a fixed cash allowance to participating Named Executive Officers in lieu of any other perquisites.  The quarterly cash allowance of $7,500 for Senior Vice Presidents and $5,000 for Vice Presidents on the Executive Leadership Team is intended to cover personal expenses typically incurred by executives as a result of their positions (such as financial and tax planning, vehicle mileage, etc.).  No gross-ups are provided on the amounts paid under this program.  As with the other compensation components, this program is assessed against general market data regarding perquisite programs on an annual basis.  The Company chose this program structure as being more flexible for the executives, less administratively burdensome, and less costly to the organization.

Stock Ownership Guidelines

Deluxe has established stock ownership guidelines for its Named Executive Officers and independent Board members.  The Committee annually reviews each executive officer’s and director’s progress toward attaining his or her ownership target.  The current target for the CEO is five times (5x) annual base salary, for all Senior Vice Presidents is two times (2x) annual base salary and for Vice Presidents who are members of the Executive Leadership Team is one-and-one-half times (1 ½ x) annual base salary.  The guidelines call for the targeted level of ownership to be achieved within five years of the later of the date the ownership guidelines were implemented, or the time the individual becomes an executive officer or is promoted to a higher level executive office.  For purposes of calculating an executive’s stock ownership under these guidelines, stock options are not included.  While restricted stock and restricted stock units convertible into shares are included, only 60 percent of their value is counted toward the ownership target prior to vesting, based on the rationale that approximately 40 percent of such shares or units will be withheld or surrendered by the executive upon vesting to cover taxes.  In the past twelve months executives continued to increase their actual share ownership. The Committee determined that it would continue to review the stock ownership guidelines on an annual basis.

In addition to the stock ownership guidelines, the Named Executive Officers and Board of Directors are subject to share retention and holding period requirements.  Under this policy, individuals who have not achieved their ownership targets must retain 75 percent of the net shares (i.e., shares remaining after exercise costs and applicable taxes are covered) upon the exercise of stock options and vesting of other equity awards, and are required to hold the shares until the ownership targets are met.  The Company also maintains a general policy against transactions by directors and executive officers intended to hedge the economic risk of ownership in Deluxe stock, and requires any such hedging transactions to be pre-approved by the Board’s Corporate Governance Committee.

Clawback Practices

For several years, Deluxe has maintained clawback provisions in its equity agreements, which can be triggered for a broad range of misconduct by the award recipient.  During 2009, the Company extended its clawback policy to cover the recoupment of annual bonuses and other incentive awards, including awards under the Annual Incentive Plan and Cash Performance Plan, granted to Securities Exchange Act Section 16 officers.  This extended policy took effect with awards granted in 2010, and covers situations where misconduct by the executive contributes to a restatement of the Company’s financial statements.  While the Company had adopted and broadened its clawback policy prior to the passage of the Dodd-Frank Wall Street Reform and Consumer Protection Act (referred to as the “Dodd-Frank Act”), the policy will be amended consistent with forthcoming regulations under the Dodd-Frank Act after they are published.

Severance, Retention and Change of Control Arrangements

Deluxe maintains severance arrangements or agreements with each of its Named Executive Officers (collectively “arrangements”).  The arrangements are intended to facilitate the executives’ attention to the affairs of Deluxe and to recognize their key role within the Company.  If their employment is terminated without “cause” by Deluxe or by the executive with “good reason,” he or she is eligible to receive severance pay and benefits.  The Severance Calculations table appearing later in this proxy statement, together with the accompanying narrative to that table, explains in detail the benefits provided under these arrangements and the circumstances under which such a Named Executive Officer would be eligible for severance benefits.  Receipt of these benefits is conditioned upon the Named Executive Officer entering into a release and agreeing to maintain the confidentiality of Company confidential information for a period of two years after their termination.  Mr. Schram’s employment agreement also requires that for two years after he ceases to be employed by Deluxe, he will not engage in any business that competes with Deluxe, will not hire any Deluxe employee or induce an employee to provide confidential information to a third party, and will not induce any customer or supplier to stop doing business with the Company.

The Company also maintains retention agreements (“Retention Agreements”) with those current executives who became executive officers prior to 2010.  The Retention Agreements are addressed in greater detail in the narrative accompanying the Change of Control Calculations table appearing later in this proxy statement.  Generally speaking, however, these Retention Agreements provide incentives for the executive officer to remain with Deluxe through a change of control, and provide certain benefits in the event the executive officer’s employment is negatively impacted as a result of, or following, a change of control.  In other words, benefits are not paid out automatically upon a change of control, but only if such executive officer’s employment is negatively affected (i.e., a double trigger).  Moreover, the severance arrangements described above do not apply if the executive officer’s employment is terminated following a change of control under circumstances that would entitle them to receive benefits under the Retention Agreements.  The Retention Agreements comply with Section 409A, have a renewable term of two years, place a limit on tax gross-up payments, and provide a payment multiple of three times salary and bonus for the CEO, two times for Senior Vice Presidents, and one time for Vice Presidents on the Executive Leadership Team.  No new Retention Agreements were entered into by the Company during 2010, nor were any pre-existing Retention Agreements materially amended during the year.

Compliance with Section 162(m) of the Internal Revenue Code

Section 162(m) of the Internal Revenue Code limits the deductibility of compensation in excess of $1 million paid to certain executive officers, unless such compensation qualifies as “performance-based compensation.”  Among other things, in order to be deemed performance-based compensation for Section 162(m) purposes, the compensation must be based on the achievement of pre-established, objective performance criteria and must be pursuant to a plan that has been approved by Deluxe’s shareholders.  With the exception of a small portion of the compensation paid to Mr. Schram, we expect that all compensation paid in 2010 to the executive officers under the plans and programs described above will qualify for deductibility, either because the compensation is below the threshold for non-deductibility provided in Section 162(m) or because the payment of such compensation complies with the performance-based compensation provisions of Section 162(m).

The Company believes that it is important to continue to be able to take all available tax deductions with respect to the compensation paid to its executive officers, and has taken such actions as may be necessary to continue to qualify significant portions of executive compensation as performance-based under Section 162(m).

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the foregoing Compensation Discussion and Analysis.  Based on our review and discussion with management, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and be incorporated by reference into Deluxe Corporation’s Annual Report on Form 10-K for the year ended December 31, 2010.

MEMBERS OF THE COMPENSATION COMMITTEE

Don J. McGrath, Chair
Charles A. Haggerty
Neil J. Metviner
Stephen P. Nachtsheim

Executive Compensation Tables

The Summary Compensation Table, 2010 All Other Compensation Supplemental Table, and Grants of Plan-Based Awards in 2010 Table presented on the following pages summarize the total compensation paid to or earned by our Named Executive Officers, which include (i) each of the individuals who served as Deluxe’s Chief Executive Officer or Chief Financial Officer during any part of 2010, and (ii) the next three most highly compensated individuals serving as executive officers at the end of the year.  The following narrative is provided to help you understand the information presented in those tables.

The base salaries of Named Executive Officers were generally set at or near the median for executive officers of the S&P Mid-Cap 400 companies in similar positions.  Where comparable salary data could not be derived from proxy information filed by S&P Mid-Cap 400 companies, data derived from broad-based compensation surveys, appropriately adjusted through the use of regression analysis, was considered by the Compensation Committee.  The Named Executive Officers participate in the Company’s Annual Incentive Plan, under which bonuses can be earned based on pre-established performance criteria.  For 2010, these criteria included adjusted revenue, adjusted operating income and a pre-defined set of initiatives developed to support the Company’s growth strategy.  As discussed in the Compensation Discussion and Analysis section of this proxy statement, the Compensation Committee determined that the Company exceeded the threshold levels of performance established for the various criteria, and therefore approved Annual Incentive Plan payments for 2010.

All of the Named Executive Officers participate in a long-term incentive compensation program, pursuant to which they were awarded stock options and cash performance awards that provide for future pay-outs based upon longer term financial metrics.  The target value of the program approximates the median of long-term incentive compensation provided to executive officers in the S&P Mid-Cap 400 group of companies.  The awards to Named Executive Officers under the program were granted on the same day as awards to all eligible employees.  The exercise price for each option grant is the closing price of Deluxe’s stock on the grant date.  The options vest annually in three equal installments beginning on the first anniversary of the grant date.  The remainder of the long-term incentive value for 2010 is delivered in a cash performance plan.  The cash performance plan employs a three-year performance period, and measures non-check services revenue as a percent of total revenue combined with a threshold measure of profitability before any amount over the minimum award can be earned.  The cash performance plan is paid-out after the third anniversary of the grant date. The two-year performance period for the 2009 cash performance plan (2009 Plan) expired at the end of 2010.  The 2009 Plan measured non-check revenue as a percent of total revenue, combined with a threshold measure of profitability.  The Committee concluded that the Company exceeded the threshold for performance for the 2009 Plan and approved payments to be made under that plan.  However, as discussed in the Compensation Discussion and Analysis section of this proxy statement, such payments will not be made until 2012 and are subject to forfeiture prior to that time if the executive leaves the Company or is terminated for cause.

The Named Executive Officers, other than the CEO, also participate in a program that provides a quarterly cash allowance for personal expenses typically incurred by executives, as discussed in the Compensation Discussion and Analysis section of this proxy statement.

SUMMARY COMPENSATION TABLE

Name	Year	Salary ($)	Bonus1 ($)	Stock Awards2 ($)	Option Awards3 ($)	Non-Equity Incentive Plan Compensation4 ($)	All Other Compensation5 ($)	Total ($)
Lee J. Schram	2010	785,000	0	0	918,182	803,114	81,915	2,588,211
Chief Executive Officer	2009	785,000	0	0	465,617	719,809	153,615	2,124,041
	2008	780,000	0	1,079,898	579,606	0	164,942	2,604,446

Anthony C. Scarfone	2010	335,000	0	549,990	213,691	205,638	81,020	1,385,339
Senior Vice President,	2009	335,000	0	0	108,466	184,308	63,618	691,392
General Counsel &	2008	332,500	0	168,644	135,274	0	71,538	707,956
Secretary

Terry D. Peterson6	2010	335,000	0	185,054	275,041	82,276	63,794	941,165
Senior Vice President &	2009	303,333	0	127,559	46,365	36,460	44,800	558,517
Chief Financial Officer	2008	294,873	0	58,552	57,763	0	49,273	460,461

Thomas L.	2010	275,000	0	85,593	106,845	57,089	53,775	578,302
Morefield	2009	275,000	137,500	0	54,233	144,639	53,004	664,376
Senior Vice President,	2008	263,958	0	71,582	71,450	0	36,847	443,837
Financial Services

Malcolm J.McRoberts7	2010	256,250	0	0	106,845	131,081	99,842	594,018
Senior Vice President, Chief	2009	250,000	0	0	54,233	114,619	160,960	579,812
Information & Technology
Officer

1	Mr. Morefield’s 2009 bonus payment was a retention bonus of $137,500 pursuant to a retention agreement he entered into prior to his becoming a member of the Executive Leadership Team.

2
The amounts in this column reflect the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718 for awards of stock during the fiscal years ended December 31, 2010, 2009 and 2008.  Assumptions used in the calculation of these amounts are included in Note 10 to the Company’s Consolidated Financial Statements filed as part of the Company’s Annual Report on Form 10-K for the year ended December 31, 2010.  As described in the Compensation Discussion and Analysis section of this proxy statement, in addition to restricted stock awards issued under the Company’s long-term incentive program (prior to 2009), recipients of awards under the Annual Incentive Plan (“AIP”) may elect to receive all or a portion of their incentive compensation in the form of restricted stock units.  If an election is made to receive restricted stock units in lieu of cash, the amount of the cash foregone is increased at a “match” rate established by the Compensation Committee in determining the number of units awarded.  The aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for these stock units is reflected in this column.

For all years reported, the match rate was 50 percent.  For AIP awards earned during 2010, restricted stock units were granted on January 25, 2011 in lieu of cash compensation in the amount of 7,606 units ($185,054) to Mr. Peterson and 3,518 units ($85,593) to Mr. Morefield.  For AIP awards earned during 2009, restricted stock units were granted on January 26, 2010 in lieu of cash compensation in the amount of 8,099 units ($127,559) to Mr. Peterson.  The number of restricted stock units received by such persons was based on the closing price of the Company’s common stock on the date of grant of such units ($24.33 on January 25, 2011 and $15.75 on January 26, 2010, respectively).  The portion of each executive’s AIP compensation paid in cash is listed in the “Non-Equity Incentive Plan Compensation” column.  The threshold, target, and maximum values for the AIP, including the 50 percent match based on the individual elections made by each Named Executive Officer prior to the start of the plan period, are listed in the “Grants of Plan-Based Awards in 2010” table.

Prior to 2009 the Company awarded restricted stock as part of its long term incentive program.  In 2009 that component of the program was replaced by a cash performance award plan.  The performance period for the 2010 program is three years and for 2009 is two years.  The cash performance award plan is addressed in the Grants of Plan Based Awards in 2010 table and the Compensation Discussion and Analysis section of this proxy statement.

The 2010 stock award value for Mr. Scarfone reflects a restricted stock grant made under the Company’s Stock Incentive Plan in recognition of foregone value associated with previously awarded equity compensation.  The 2010 grant vests over a period of two years, and is subject to forfeiture and/or clawback if Mr. Scarfone voluntarily terminates his employment or is terminated by the Company for cause prior to expiration of the two-year period.

3
The amounts in this column reflect the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718 for awards of stock options during the fiscal year ended December 31, 2010, 2009, 2008.    Assumptions used in the calculation of these amounts are included in Note 10 to the Company’s Consolidated Financial Statements in our Annual Reports on Form 10-K for the years ended December 31, 2010, 2009 and 2008, as applicable.

4
The amounts listed in this column for 2010 and 2009 reflect cash amounts paid to the Named Executive Officers under the AIP.  There were no such awards for 2008.  As described in the Compensation Discussion and Analysis section and note 2 to this table, recipients of awards under the AIP may elect to receive all or a portion of their incentive compensation in the form of restricted stock units.  If an election is made to receive restricted stock units, the amount of the cash foregone is increased (or matched) at a rate established by the Compensation Committee in determining the number of units awarded.  The 2010 and 2009 FASB ASC Topic 718 aggregate grant date fair value attributable to awards taken as restricted stock units is listed in the “Stock Awards” column, while the portion of AIP compensation paid in cash is listed in this column.  The threshold, target and maximum values for the AIP, including the 50percent match based on the individual elections made by each Named Executive Officer prior to the start of the plan period, are included in the “Grants of Plan-Based Awards in 2010” table.  For 2010, Mr. Peterson and Mr. Morefield elected to defer a portion of their incentive compensation in the form of restricted stock units under the AIP.  The cash portion of Mr. Peterson’s bonus ($82,276) is included in this column for 2010.  The deferred stock unit portion of his bonus ($185,054) includes a 50 percent match as established by the Compensation Committee.  The cash portion of Mr. Morefield’s bonus ($57,089) is included in this column for 2010.  The deferred stock unit portion of his bonus ($85,593) includes a 50 percent match as established by the Compensation Committee. For 2009, Mr. Peterson also elected to defer a portion of his incentive compensation in the form of restricted stock units under the AIP.  The cash portion of his 2009 bonus ($36,460) is included in this column for 2009.  The deferred stock unit portion of his 2009 bonus ($127,559) includes a 50 percent match as established by the Compensation Committee.

5	A detailed description of the amounts listed in this column is contained in the “2010 All Other Compensation Supplemental Table” immediately following this table.

6	Mr. Peterson was promoted on November 1, 2009 from Vice President of Investor Relations, Chief Accounting Officer to Senior Vice President, Chief Financial Officer.

7	Mr. McRoberts was promoted on October 1, 2010 from Senior Vice President, Chief Information Officer to Senior Vice President, Chief Information and Technology Officer.

2010 ALL OTHER COMPENSATION SUPPLEMENTAL TABLE

Name	Perks and Other Personal Benefits1 ($)	Tax Reimbursements2 ($)	Company Contributions to Defined Contribution Plans ($)	Dividends or Earnings on Stock or Option Awards3 ($)	Other4 ($)	Total ($)
Lee J. Schram	11,270	0	18,865	26,400	25,380	81,915
Anthony C. Scarfone	30,000	0	18,865	27,925	4,230	81,020
Terry D. Peterson	30,000	0	18,865	10,699	4,230	63,794
Thomas L. Morefield	30,000	0	18,865	3,500	1,410	53,775
Malcolm J. McRoberts	30,000	43,357	18,865	7,091	529	99,842

1
Amounts for Mr. Schram reflect the premium paid by the Company for a supplemental long-term disability insurance policy to provide him with coverage equal to two thirds of his base salary in the event of a disability meeting the requirements of the policy. Amounts for all other Named Executive Officers reflect a Personal Choice Program cash allowance.  There is no tax gross-up for the supplemental coverage or the Personal Choice Program.

2	The amount listed for Mr. McRoberts includes the tax gross-up for travel prior to his moving to Company headquarters and limited moving expenses.

3
Amounts reflect dividends and dividend equivalents paid on restricted stock and restricted stock units, respectively.  Dividend equivalents are paid at the same rate and at the same time as regularly declared dividends.

4	Amounts listed are ERISA excess and benefit plan equivalent amounts.

GRANTS OF PLAN-BASED AWARDS IN 2010

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards 1			Estimated Possible Payouts Under Equity Incentive Plan Awards 2
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)	All Other Stock Awards: Number of Shares of Stocks or Units 3	All Other Option Awards: Number of Securities Underlying Options 4 (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards 5 ($)
Lee J. Schram
Long-Term Incentive Program	2/17/10	198,000	600,000	1,200,000	--	--	--	--	133,200	18.28	918,182
Annual Incentive Plan	2/17/10	392,500	785,000	1,570,000	--	--	--	--	--	--	--
Anthony C. Scarfone
Long-Term Incentive Program	2/18/10 2/17/10	-- 46,200	-- 140,000	-- 280,000	-- --	-- --	-- --	29,100 --	-- 31,000	-- 18.28	549,990 213,691
Annual Incentive Plan	2/17/10	100,500	201,000	402,000	--	--	--	--	--	--	--
Terry D. Peterson
Long-Term Incentive Program	2/17/10	59,400	180,000	360,000	--	--	--	--	39,900	18.28	275,041
Annual Incentive Plan	2/17/10	40,200	80,400	160,800	90,450	180,900	361,800	--	--	--	--
Thomas L. Morefield
Long-Term Incentive Program	2/17/10	23,100	70,000	140,000	--	--	--	--	15,500	18.28	106,845
Annual Incentive Plan	2/17/10	34,375	68,750	137,500	51,563	103,125	206,250	--	--	--	--
Malcolm J. McRoberts
Long-Term Incentive Program	2/17/10	23,100	70,000	140,000	--	--	--	--	15,500	18.28	106,845
Annual Incentive Plan	2/17/10	62,500	125,000	250,000	--	--	--	--	--	--	--

1
Long-Term Incentive Program: The Long-Term Incentive Program consists of a Cash Performance Plan (“CPP”) and Stock Options.  The CPP is a non-equity incentive plan, and Stock Options are addressed in footnote 3.  The Long-Term Incentive Program is further described in the Compensation Discussion and Analysis section of this proxy statement. The amounts listed in the designated row for each Named Executive Officer reflect the estimated future cash payouts under the CPP at the time the performance targets were established in 2010 for the three-year Performance Period ending December 31, 2012.

Annual Incentive Plan: The amounts listed in the designated row for each Named Executive Officer reflect the estimated future cash payouts under the Annual Incentive Plan (“AIP”) for 2010 at the time the performance targets were established, based on each Named Executive Officer’s election to receive any such payouts in cash (i.e., non-equity), restricted stock units (i.e., equity), or a combination of the two.  The actual payouts under the Annual Incentive Plan for 2010 are reflected in the “Summary Compensation Table.”

2
The amounts listed here reflect the estimated equity payout under the AIP for 2010 based on each executive’s election to receive all, or a portion, of his payout in restricted stock units, which includes the 50% match provided on portions of the AIP payout elected to be received by the executive in the form of restricted stock units.  Restricted stock units vest on the second anniversary of the grant date.

3
The stock award for Mr. Scarfone reflects a restricted stock grant made under the Company’s Stock Incentive Plan in recognition of foregone value associated with previously awarded equity compensation.  The grant vests over a period of two years, and is subject to forfeiture and/or clawback if Mr. Scarfone voluntarily terminates his employment or is terminated by the Company for cause prior to expiration of the two-year period.

4
Stock options have seven-year terms and vest 33-1/3 percent per year over three years on successive anniversaries of the grant date.  The exercise price of all options is the closing price of the Company’s stock on the grant date, February 17, 2010.  The stock options are awarded as part of the Company’s Long-Term Incentive Program.

5
The grant date fair value of options is based on the stock price at the time of grant multiplied by the Black-Scholes value.  The Black-Scholes value on February 17, 2010 was 37.75 percent, or approximately $6.90 per option.

OUTSTANDING EQUITY AWARDS AT 2010 FISCAL YEAR-END

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock Held That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested 1 ($)
	182,000			23.50	5/1/2013	26,400	7	607,728
	193,200			32.65	2/13/2014
Lee J. Schram	78,267	39,133	2	22.52	2/20/2015
		110,466	3	9.73	2/18/2016
		133,200	4	18.28	2/17/2017

	4,800			42.35	5/4/2011	6,100	7	140,422
	4,800			39.63	4/27/2012	29,100	8	669,882
Anthony C.	26,100			26.58	2/14/2013
Scarfone	45,000			32.65	2/13/2014
	18,267	9,133	2	22.52	2/20/2015
	12,867	25,733	3	9.73	2/18/2016
		31,000	4	18.28	2/17/2017

	2,150			39.63	4/27/2012	2,600	7	59,852
	10,800			26.58	2/14/2013	8,099	9	186,439
Terry D.	15,400			32.65	2/13/2014
Peterson	7,800	3,900	2	22.52	2/20/2015
	5,500	11,000	3	9.73	2/18/2016
		39,900	4	18.28	2/17/2017

	800			42.35	5/4/2011	2,100	7	48,342
	1,530			39.63	4/27/2012	1,400	10	32,228
	7,200			26.58	2/14/2013
Thomas L.	12,200			32.65	2/13/2014
Morefield	6,200	3,100	2	22.52	2/20/2015
	3,800	1,900	5	17.35	9/3/2015
	6,434	12,866	3	9.73	2/18/2016
		15,500	4	18.28	2/17/2017

Malcolm J.	11,609	5,805	6	22.92	5/19/2015	3,818	11	87,890
McRoberts	6,434	12,866	3	9.73	2/18/2016
		15,500	4	18.28	2/17/2017

1	Based on the closing price of Deluxe common stock on December 31, 2010 ($23.02 per share).

2	Stock options granted on February 20, 2008 will vest on February 20, 2011.

3	Stock options granted on February 18, 2009 vest in two equal installments on February 18, 2011 and February 18, 2012.

4	Stock options granted on February 17, 2010 vest in three equal installments on February 17, 2011, February 17, 2012 and February 17, 2013.

5	Stock options granted on September 3, 2008 will vest on September 3, 2011.

6	Stock options granted on May 19, 2008 will vest on May 19, 2011.

7	Performance accelerated restricted stock granted on February 20, 2008 will vest on February 20, 2011.

8	Restricted stock granted on February 18, 2010 will vest in two equal installments on February 18, 2011 and February 18, 2012.

9	Restricted stock units granted on January 26, 2010 will vest on January 26, 2012.

10	Performance accelerated restricted stock granted on September 3, 2008 will vest on September 3, 2011.

11	Performance accelerated restricted stock granted on May 19, 2008 will vest on May 19, 2011.

2010 OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Lee J. Schram1	55,234	688,768	70,395	1,139,290
Anthony C. Scarfone2	25,925	144,096	6,768	112,318
Terry D. Peterson3	0	0	1,050	18,302
Thomas L. Morefield4	0	0	850	14,816
Malcolm J. McRoberts5	0	0	6,545	143,270

1
Mr. Schram exercised 55,234 stock options (exercise price of $9.73 per share) on December 1, 2010 at a value of $22.20 per share.  On January 22, 2010, 56,945 restricted stock units vested at a value of $15.89 per share and on February 13, 2010, 13,450 shares of restricted stock vested at a value of $17.43 per share.

2
Mr. Scarfone exercised 25,925 stock options (exercise price of $16.42 per share) on July 27, 2010 at a value of $21.98 per share.  On January 22, 2010, 3,668 restricted stock units vested at a value of $15.89 per share and on February 13, 2010, 3,100 shares of restricted stock vested at a value of $17.43 per share.

3	For Mr. Peterson, 1,050 shares of restricted stock vested on February 13, 2010 at a value of $17.43 per share.

4	For Mr. Morefield, 850 shares of restricted stock vested on February 13, 2010 at a value of $17.43 per share.

5	For Mr. McRoberts, 6,545 shares of restricted stock vested on May 19, 2010 at a value of $21.89 per share.

Deferred Compensation Plan

Deluxe’s Deferred Compensation Plan was restated in 2008, primarily to reflect changes required under Section 409A.  This Plan permits eligible employees to defer annually the receipt of up to 100 percent of base salary, and up to 50 percent of bonuses. In connection with this Plan, Deluxe has created a non-qualified grantor trust (commonly known as a “Rabbi Trust”) through which Deluxe’s obligations under the Plan are funded. No assets are set aside for individual participants in the Plan, and the trust assets remain subject to the claims of Deluxe’s creditors. Amounts deferred under the Plan are payable on the earliest to occur of a change of control of Deluxe, the participant’s termination of employment, disability or death, or the date for payment selected by the participant, unless a delay in payments is otherwise required by Section 409A.  Deferred amounts are credited with gains and losses based on the performance of deemed investment options (i.e., phantom funds) selected by the participant.  Deluxe also may make ERISA excess payments and/or contributions of benefit plan equivalents to participants’ accounts if IRS limits or the deferrals made by a participant under this Plan have the effect of reducing the contributions they otherwise would receive from Deluxe under the Company’s qualified benefit plans.

NON-QUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last FY ($)	Company Contributions in Last FY1 ($)	Aggregate Earnings in Last FY2 ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE3 ($)
Lee J. Schram	0	21,600	(27)	0	51,582
Anthony C. Scarfone	0	3,600	50,044	0	492,464
Terry D. Peterson	0	2,333	(8)	0	15,930
Thomas L. Morefield	0	1,200	(6)	0	10,896
Malcolm J. McRoberts	0	0	0	0	200

1
Amounts represent ERISA excess and benefit plan equivalent payments to restore retirement plan contributions that could not be made to the Named Executive Officers’ qualified retirement plan accounts due to IRS wage limits or that were lost due to the executive’s election to defer compensation.  These payments are made after the end of the year to which they relate.  As a result, amounts shown in this table would be reported for the preceding fiscal year in the “All Other Compensation” column of the Summary Compensation Table.

2
Participants in this plan allocate their deferrals into phantom funds similar to the funds available under the Company’s qualified retirement plans.  Amounts reported reflect the performance of these phantom funds.

3	The amounts reported in previous years’ Summary Compensation Tables were $51,377 for Mr. Schram; $214,023 for Mr. Scarfone; $15,759 for Mr. Peterson; $6,293 for Mr. Morefield; $0 for Mr. McRoberts.

Severance, Retention and Change of Control Arrangements

Deluxe has standard severance arrangements or agreements with each of its Named Executive Officers.  Mr. Schram’s employment agreement contains provisions with respect to severance, and the other Named Executive Officers are subject to separate severance agreements (collectively “severance arrangements”).  An Addendum to these severance arrangements was entered into with each of the Named Executive Officers whose employment continued at the end of 2008 to ensure compliance with Section 409A.  The arrangements are intended to facilitate the executive’s attention to the affairs of Deluxe and to recognize their key role within the Company.  Under Mr. Schram’s arrangement, he would be eligible to receive severance benefits if his employment is terminated without Cause by Deluxe or by him with Good Reason.  Under his employment agreement, “Good Reason” includes (1) a material reduction in authority, duties or responsibilities without his written consent; (2) a material reduction in his total compensation or a failure by the Company to comply with his employment agreement; (3) a termination of his employment by the Company in a manner that does not comply with his employment agreement; or (4) a request by the Company that he act or omit to act in a way that violates the Company's ethical guidelines or practices.  Mr. Schram’s employment agreement provides the following benefits if he is terminated by Deluxe without cause or he terminates his employment for Good Reason:  (1) 12 monthly payments of his then current monthly base salary; (2) for a period of 12 months following completion of the initial 12 months of salary continuation, an additional monthly payment equal to the amount, if any, that his monthly base pay as of termination exceeds any monthly compensation he may earn from subsequent employment in that month; (3) executive level outplacement services for up to 12 months; and (4) an additional lump-sum payment of $13,000 to assist with expenses incurred in connection with his transition.

The severance arrangements with the other Named Executive Officers contain a similar definition of “Good Reason” and add, as an additional basis for resigning with Good Reason, a requirement to relocate more than 50 miles from his or her then current location.  If these executives are terminated by Deluxe without Cause or the executive terminates his or her employment for Good Reason, he or she will receive payments calculated on the same basis as the payments that Mr. Schram would receive, except that any additional monthly payment following the first 12 months of salary continuation would last for only six months.  Receipt of these benefits by Mr. Schram or any other Named Executive Officers is conditioned upon the executive entering into a release.  The Named Executive Officers are required by their severance arrangements to maintain the confidentiality of Company confidential information for a period of two years after their termination.  Mr. Schram’s employment agreement also requires that for two years after he ceases to be employed by Deluxe he will not engage in any business that competes with Deluxe, will not hire any Company employee or induce an employee to provide confidential information to a third party, and will not induce any customer or supplier to stop doing business with the Company.

The severance arrangements are not effective if the executive’s employment is terminated following a change of control under circumstances that would entitle them to receive benefits under the retention agreements described below (“Retention Agreements”).

The Company maintains Retention Agreements with Mr. Schram, those Senior Vice Presidents who were named to their positions prior to 2010 and select Vice Presidents who are members of the Executive Leadership Team (hereinafter, “Executives”) that are designed to ensure that Deluxe will receive the continued service of the Executive in the event of a change of control, by reducing the distraction that could be caused by personal uncertainty about their compensation and benefits under those circumstances.  Under the Retention Agreements, each of the participating Executives agrees to remain employed by Deluxe, and Deluxe agrees to continue to employ each Executive, until the second anniversary following a “Change of Control” (as that term is defined in the Retention Agreements).  During the two-year period (the “Employment Period”), each Executive is entitled to maintain a position, authority, duties and responsibilities at least commensurate with the most significant of those held by the Executive during the 180-day period prior to the date (the “Effective Date”) of the Change of Control.  The annual base salary of an Executive may not be reduced below that earned by the Executive during the twelve-month period preceding the Effective Date, provided, however, that the annual base salary may be reduced to an amount that is not less than 90 percent of the base salary in effect on the Effective Date pursuant to an across-the-board reduction of base salary similarly affecting all executive officers of Deluxe.  In determining any increase in an Executive’s base salary during the Employment Period, the Executive is to be treated in a manner consistent with other peer executives. The Executives are also entitled to receive annual incentive payments during the Employment Period on the same basis as other peer executives. During the Employment Period, each Executive is also entitled to participate in Deluxe’s stock incentive, retirement, and other benefit plans on the same basis as Deluxe’s other Executives, and the benefits to the Executives under such plans generally may not be reduced from those provided during the one-year period prior to the Effective Date.

If, during the Employment Period, Deluxe terminates a participating Executive’s employment other than for “Cause” or “Disability,” or the Executive terminates his or her employment for “Good Reason” (as those terms are defined in the Retention Agreements), the Executive is entitled to a lump-sum payment equal to the sum of any unpaid base salary, deferred compensation and accrued vacation pay through the date of termination, plus a pro-rated annual incentive payment for the year of termination based on the greater of (1) the Executive’s target bonus under Deluxe’s Annual Incentive Plan in respect of the year in which the termination occurs or, if greater, for the year in which the Change of Control occurs (the “Target Bonus”) and (2) the annual incentive payment that the Executive would have earned for the year in which the termination occurs based upon projecting to the end of that year Deluxe’s actual performance through the termination date.  In addition, the Executive is entitled to receive a lump-sum payment equal to a multiple of the sum of the Executive’s annual base salary and the higher of the Target Bonus or the average of the Executive’s annual incentive payments for the last three full fiscal years prior to the Effective Date, plus the amount that would have been contributed by Deluxe or its affiliates to the retirement and supplemental retirement plans in which the Executive participated prior to his or her termination.  This multiple (hereinafter “payment multiple”) is three times for the CEO,  two times for the Senior Vice Presidents and one time for the Vice Presidents.  Certain resignations and terminations in anticipation of a Change of Control also constitute qualifying terminations.  After a qualifying termination of employment, the Executives are also entitled to the continuation of their medical, disability, life and other health insurance benefits for the number of years corresponding to the applicable payment multiple and to certain out-placement services.

The Retention Agreements generally eliminate a tax gross-up payment to the Executive if the after-tax benefit, including a gross-up payment, does not equal at least $50,000.00 when contrasted with a reduction in the payments under the Retention Agreement to a level that would not result in an excise tax under Section 4999 of the Internal Revenue Code.  In 2007, the Compensation Committee authorized the replacement of prior forms of the Retention Agreements with the result that the present forms comply with Section 409A, reduced the renewable duration of the agreements, placed a limit on tax gross-up payments, and also included a reduction in the salary and bonus payment multiple for the Senior Vice Presidents.  No new Retention Agreements were entered into by the Company in 2010, nor were any pre-existing Retention Agreements materially amended during the year.

Deluxe also has used standard forms of stock option, restricted stock and cash performance award agreements in conjunction with its long-term incentive program that provide for vesting of the awards, in whole or in part, upon certain events, including termination of the employee without cause or following a change of control.  Generally speaking, for equity awards issued prior to 2007, stock options vest in full, and restricted stock vests pro rata, upon termination without Cause or a Change of Control.  For equity awards issued in 2007 and later, vesting upon a Change of Control will only occur if the acquiring or surviving entity fails to honor the award agreements with comparable equity, or if the employee is terminated without “Cause” or resigns for “Good Reason” (as those terms are defined in the applicable award agreement) following the Change of Control.  For cash performance awards, if the employee is terminated without Cause or resigns for Good Reason more than one year into the performance period, they will be entitled to a pro rata payment of any payment to which they would otherwise have been entitled had their employment continued through the term of the agreement.  If the termination without Cause or resignation for Good Reason is in connection with or following a Change of Control, the employee will receive, within forty-five days of their termination or resignation, a pro rata payment of the target award amount provided for in their agreement.

The foregoing summary is qualified in its entirety by reference to the complete text of Mr. Schram’s employment agreement, and the forms of Retention Agreement, severance agreement, stock option, restricted stock and cash performance award agreements, all of which are filed as exhibits to the Company’s Annual Report on Form 10-K for the year ended December 31, 2010.

The following table illustrates the benefits that would be received by the current Named Executive Officers under the severance arrangements described above, assuming a hypothetical qualifying severance occurring on the last business day of the prior fiscal year.

SEVERANCE CALCULATIONS

Name	Salary Continuation1 ($)	Outplacement2 ($)	Stock Option Acceleration 3 ($)	Restricted Stock Acceleration 4 ($)	Other 5 ($)	Total ($)
Lee J. Schram	1,570,000	38,500	2,119,028	573,958	13,000	4,314,485
Anthony C. Scarfone	502,500	38,500	493,498	411,736	13,000	1,459,234
Terry D. Peterson	502,500	38,500	337,266	56,537	13,000	947,803
Thomas L. Morefield	412,500	38,500	354,613	69,820	13,000	888,433
Malcolm J. McRoberts	384,375	38,500	171,570	46,385	13,000	653,830

1
Salary continuation benefits include twelve months of full salary, plus the difference in compensation otherwise earned by the individual and their base salary at termination from Deluxe for an additional (a) twelve months for the CEO, and (b) six months for the other executives.  Amounts shown assume no employment is secured after the initial twelve months, and therefore reflects maximum amounts payable.

2	Estimated cost of outplacement services for twelve months.

3	Accelerated vesting on stock options at the time of termination, with three months to exercise. The value is based on the closing price of Deluxe common stock on December 31, 2010 ($23.02 per share).

4	Pro-rata acceleration of vesting on restricted stock based on the date of termination. Value based on the closing price of Deluxe common stock on December 31, 2010 ($23.02 per share).

5	Lump-sum payment in lieu of benefits continuation.

The following tables illustrate the benefits that would be received by the current Named Executive Officers under the Retention Agreements described above, assuming a hypothetical triggering event occurring on the last business day of the prior fiscal year.

CHANGE OF CONTROL CALCULATIONS

Name	Type of Compensation	Due on Change of Control followed by termination by Company without Cause or by Executive for Good Reason ($)	Due on Change of Control ($)

	Severance1	4,710,000	0
	Pro-Rata Bonus2	803,114	0
	Long-Term Cash Performance Plan3	900,000	0
	Vesting of Options4	2,892,221	0
	Vesting of Restricted Stock5	607,728	0
Lee J. Schram	Benefit Continuation6	75,534	0
	Retirement Plan Contribution7	94,200	0
	Outplacement8	38,500	0
	Total Payments Before Excise Tax	$10,121,297	0
	Excise Tax Gross-Up9	1,441,438	0
	Total	$11,562,735	0

	Severance1	1,072,000	0
	Pro-Rata Bonus2	205,638	0
	Long-Term Cash Performance Plan3	210,000	0
	Vesting of Options4	673,634	0
	Vesting of Restricted Stock5	810,304	0
Anthony C. Scarfone	Benefit Continuation6	38,031	0
	Retirement Plan Contribution7	40,200	0
	Outplacement8	38,500	0
	Total Payments Before Excise Tax	$3,088,307	0
	Excise Tax Gross-Up9	247,812	0
	Total	$3,336,119	0

Name	Type of Compensation	Due on Change of Control followed by termination by Company without Cause or by Executive for Good Reason ($)	Due on Change of Control ($)

	Severance1	1,072,000	0
	Pro-Rata Bonus2	205,638	0
	Long-Term Cash Performance Plan3	90,000	0
	Vesting of Options4	414,261	0
	Vesting of Restricted Stock5	246,291	186,439
Terry D. Peterson	Benefit Continuation6	25,050	0
	Retirement Plan Contribution7	26,800	0
	Outplacement8	38,500	0
	Total Payments Before Excise Tax	$2,118,540	186,439
	Excise Tax Gross-Up9	324,959	0
	Total	$2,443,499	186,439

	Severance1	825,000	0
	Pro-Rata Bonus2	137,500	0
	Long-Term Cash Performance Plan3	105,000	0
	Vesting of Options4	366,936	0
	Vesting of Restricted Stock5	80,570	0
Thomas L. Morefield	Benefit Continuation6	24,876	0
	Retirement Plan Contribution7	22,000	0
	Outplacement8	38,500	0
	Total Payments Before Excise Tax	$1,600,382	0
	Excise Tax Gross-Up9	240,288	0
	Total	$1,840,670	0

	Severance1	825,000	0
	Pro-Rata Bonus2	137,500	0
	Long-Term Cash Performance Plan3	105,000	0
	Vesting of Options4	331,708	0
	Vesting of Restricted Stock5	87,890	0
Malcolm J. McRoberts	Benefit Continuation6	24,676	0
	Retirement Plan Contribution7	22,000	0
	Outplacement8	38,500	0
	Total Payments Before Excise Tax	$1,572,275	0
	Excise Tax Gross-Up9	0	0
	Total	$1,572,275	0

1
Severance is equal to three times for Mr. Schram, and two times for Messrs. Scarfone, Peterson, Morefield and McRoberts, the total of (a) the current base salary, plus (b) the higher of the individual’s target annual bonus or the average actual bonus earned for each of the prior three years.

2	Pro-rata bonus for year of termination based on greater of bonus at expected performance or target bonus.

3
No payout of the cash LTIP prior to the first year of performance; termination following the first year of performance but prior to the end of the performance period results in a pro-rata payout assuming target performance.  As a result and reflected above, the 2010 plan does not payout and the 2009 plan pays out pro-rata at target.

4
The amount listed in the column titled “Due on Change of Control followed by termination by Company without Cause or by Executive for Good Reason” reflects full acceleration of options.  The amount listed in the column titled “Due on Change of Control” reflects full acceleration of options for grants made prior to 2007 and no acceleration on stock options granted in 2007 or later.

5
The amount listed in the column titled “Due on Change of Control followed by termination by Company without Cause or by Executive for Good Reason” reflects full acceleration of restricted stock. Currently outstanding restricted stock awards do not vest upon a Change of Control unless the surviving entity fails to honor award agreements with comparable equity (i.e., a double trigger).  Therefore, no accelerated vesting is assumed in the column titled “Due on Change of Control”.  The amount listed for Mr. Peterson in the column titled “Due on Change of Control” reflects accelerated vesting of restricted stock units elected to be received in lieu of a portion of Mr. Peterson’s 2009 cash bonus under the Annual Incentive Plan.

6	Assumes annual Medical, Life, Dental & Vision (and Disability for Schram) for three years for Mr. Schram, two years for Messrs. Scarfone, Peterson, Morefield and McRoberts.

7	Assumes 4 percent defined contribution.

8	Assumes full use of the 12-month executive outplacement program at an amount not to exceed $38,500.

9
The excise tax imposed by the Internal Revenue Code on excess “parachute payments” is 20 percent.  This excise tax, together with any corresponding tax gross-up, applies only if the total value of change of control payments calculated under Section 280G of the Code equals or exceeds three times the average annual compensation attributable to the executive’s employment with Deluxe over the prior five–year period.  As a result, the gross-up amount shown reflects the executive’s unique earnings history with Deluxe and can vary significantly from year to year.

FISCAL YEAR 2010 AUDIT
AND INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Audit Committee Report

The following is the report of the Audit Committee with respect to Deluxe’s audited financial statements presented in its Annual Report to Shareholders for the fiscal year ended December 31, 2010, which include the consolidated balance sheets of Deluxe as of December 31, 2010 and 2009, and the related consolidated statements of income, shareholders’ equity, comprehensive income and cash flows for each of the three years in the period ended December 31, 2010, and the notes thereto.  The information contained in this Audit Committee Report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that Deluxe specifically incorporates it by reference in such filing.

The Audit Committee of the Board of Directors currently is comprised of the five undersigned directors, all of whom have been determined by the Board to be independent under the rules of the Securities and Exchange Commission and the New York Stock Exchange.  The Audit Committee acts under a written charter approved by the Board of Directors. The Audit Committee reviews the adequacy of that charter on an annual basis. A complete copy of the Committee’s charter is posted in the News and Investor Relations section of Deluxe’s website at www.deluxe.com under the “Corporate Governance” caption.

As stated in its charter, the Audit Committee assists the Board in monitoring the integrity of Deluxe’s financial statements, the effectiveness of the internal audit function and independent registered public accounting firm, and Deluxe’s compliance systems.  In carrying out these responsibilities, the Audit Committee met with Deluxe management periodically during the year to consider the adequacy of Deluxe’s internal controls and the objectivity of its financial reporting.  The Audit Committee discussed these matters with PricewaterhouseCoopers LLP, Deluxe’s independent registered public accounting firm, and with the appropriate financial personnel and internal auditors, and met privately on a regular basis with both the independent registered public accounting firm and with the internal auditors, each of whom reports to and has unrestricted access to the Audit Committee.

The Audit Committee reviewed with management and the independent registered public accounting firm Deluxe’s 2010 audited financial statements and met with both management and the independent registered public accounting firm to discuss those financial statements and reports prior to issuance.  Management has the primary responsibility for Deluxe’s financial statements and the overall reporting process, including Deluxe’s system of internal controls.  Management has represented, and PricewaterhouseCoopers LLP has indicated in its opinion to the Audit Committee, that Deluxe maintained, in all material respects, effective internal control over its financial reporting as of December 31, 2010, and that the financial statements were prepared in accordance with generally accepted accounting principles and fairly present, in all material respects, the financial condition and results of operations of Deluxe.

The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by AU Section 380, Communication with Audit Committees.

The Audit Committee also received from, and discussed with, the independent registered public accounting firm the written disclosures and letter required by applicable requirements of The Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm its independence.  As part of its efforts to ensure the independence of Deluxe’s independent registered public accounting firm, the Committee maintains a policy requiring the pre-approval by the Committee of all services to be provided by the independent registered public accounting firm, and reviews all services actually performed by the independent registered public accounting firm in connection with its discussions regarding the independent registered public accounting firm’s continued independence.

Based on the review and discussions referred to above, the Committee recommended to Deluxe’s Board of Directors that Deluxe’s audited financial statements be included in Deluxe’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

MEMBERS OF THE AUDIT COMMITTEE

Martyn R. Redgrave, Chair
Ronald C. Baldwin
Isaiah Harris, Jr.
Cheryl E. Mayberry McKissack
Mary Ann O’Dwyer

Fees Paid to Independent Registered Public Accounting Firm

Aggregate fees for professional services rendered for Deluxe by PricewaterhouseCoopers LLP during the years ended December 31, 2010 and 2009 were as follows:

	2010	2009
Audit Fees	$1,538,147	$1,527,798

Audit-Related Fees	$80,000	$0

Tax Fees	$46,000	$0

All Other Fees	$89,343	$1,500

Total Fees	$1,753,490	$1,529,298

The Audit Fees billed for the years ended December 31, 2010 and 2009 were for professional services rendered for audits of the annual consolidated financial statements and the Company’s internal controls over financial reporting, reviews of the related quarterly financial statements included in Deluxe’s quarterly reports on Form 10-Q filed with the SEC, review of responses to SEC comment letters and consultations regarding accounting or disclosure treatment of transactions which were directly part of the audit, and an audit of the separate financial statements of one of the Company’s subsidiaries.

The Audit-Related Fees in 2010 related to independent testing of our Information Technology (IT) General Controls at Deluxe data centers and related reporting pursuant to American Institute of Certified Public Accountants (AICPA) standards.

Tax Fees in 2010 consisted of fees for technical research assistance regarding a tax filing position.

All Other Fees consisted of license fees for the use of a technical accounting research tool for both 2010 and 2009.  Also included in 2010 fees were: (i) services to assist in assessing existing IT security controls and (ii) services to assist in assessing our readiness for future reporting on our compliance with financial industry standards for security controls.

The Audit Committee approved all of the services and fees described above.

Policy on Audit Committee Pre-Approval of Accounting Firm Fees and Services

In order to assure that our independent registered public accounting firm is engaged only to provide audit and non-audit services that are compatible with maintaining their independence, the Audit Committee has adopted a policy which requires the Audit Committee to review and approve all services to be provided by PricewaterhouseCoopers LLP before the firm is engaged to provide such services.  The Audit Committee may delegate its pre-approval authority to one or more members of the Audit Committee; provided, however, that a full report of any such delegated approvals must be given at the next Audit Committee meeting.  The Audit Committee is required to specifically approve the fee levels for all services.  Requests for approval of services must be jointly submitted to the Audit Committee by the independent registered public accounting firm, Deluxe’s Chief Financial Officer and Deluxe’s Vice President of Internal Audit, and must include (1) a joint statement as to whether, in their view, the request is consistent with the SEC’s rules on auditor independence and (2) a reasonably detailed description of the proposed services.  The complete text of our Audit and Non-Audit Services Pre-Approval Policy is posted in the News and Investor Relations section of our website at www.deluxe.com under the “Corporate Governance” caption.  A copy of the Policy is available in print free of charge to any stockholder who submits a request to:  Corporate Secretary, Deluxe Corporation, 3680 Victoria Street North, Shoreview, Minnesota 55126.

ITEM 4: RATIFICATION OF THE APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed PricewaterhouseCoopers LLP as Deluxe’s independent registered public accounting firm to examine Deluxe’s financial statements and internal controls over financial reporting for the fiscal year ending December 31, 2011.  PricewaterhouseCoopers LLP has acted as Deluxe’s independent registered public accounting firm since 2001.

Pursuant to the Audit Committee’s charter, the Board of Directors is submitting the appointment of PricewaterhouseCoopers LLP as Deluxe’s independent registered public accounting firm for fiscal year ending December 31, 2011 to the shareholders for ratification.  Shareholder approval of this appointment is not required, but the Board is submitting the selection of PricewaterhouseCoopers LLP for ratification in order to obtain the views of the Company’s shareholders.  If the appointment is not ratified, the Audit Committee will reconsider its selection.  Deluxe anticipates that representatives of PricewaterhouseCoopers LLP will be present at the meeting, will have the opportunity to make a statement if they so desire and will be able to respond to appropriate questions from shareholders.

The Board of Directors recommends that you vote FOR the ratification of the selection of PricewaterhouseCoopers LLP as Deluxe’s independent registered public accounting firm.

2012 SHAREHOLDER PROPOSALS

Any shareholder proposals intended to be included in the proxy statement for the annual meeting of shareholders in 2012 must be received by Deluxe’s Corporate Secretary at 3680 Victoria Street North, Shoreview, Minnesota 55126-2966 no later than the close of business on November 11, 2011.  Proposals received by that date will be included in Deluxe’s 2012 proxy statement only if the proposals are proper for consideration at an annual meeting and are required for inclusion in the proxy statement by, and conform to, the rules of the SEC.

In accordance with the notice provisions contained in Deluxe’s Bylaws, a shareholder may present a proposal at the 2012 annual meeting of shareholders that is not included in Deluxe’s proxy statement if proper written notice is given to Deluxe’s Chief Executive Officer or Corporate Secretary at the Company’s principal executive offices no later than the close of business on December 29, 2011.  The notice must contain the information required by Deluxe’s Bylaws.  You may obtain a copy of the Bylaws by writing to Deluxe’s Corporate Secretary.

OTHER BUSINESS

The Board of Directors does not intend to present any business at the meeting other than the matters specifically set forth in this proxy statement and knows of no other business scheduled to come before the meeting. If any other matters are brought before the meeting, the persons named as proxies will vote on such matters in accordance with their judgment of the best interests of Deluxe and its shareholders. The proxies solicited by Deluxe will confer discretionary authority on the persons named therein as proxies to vote on any matter presented at the meeting of which the Board of Directors did not have knowledge a reasonable time before Deluxe printed and mailed these proxy materials.

ANNUAL REPORT TO SHAREHOLDERS AND FORM 10-K

Shareholders who wish to obtain a copy of our 2010 Annual Report and/or a copy of the Form 10-K filed with the SEC for the year ended December 31, 2010, may do so without charge by viewing these documents on our website at www.deluxe.com or by writing to:  Corporate Secretary, Deluxe Corporation, 3680 Victoria Street North, Shoreview, Minnesota 55126.

By order of the Board of Directors

/s/ Anthony C. Scarfone
Anthony C. Scarfone
Corporate Secretary

March 10, 2011

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*** Exercise Your Right to Vote ***
Important Notice Regarding the Availability of Proxy Materials for the
Shareholder Meeting to Be Held on April 27, 2011

Meeting Information
DELUXE CORPORATION	Meeting Type: Annual Meeting
For holders as of: March 02, 2011
Date: April 27, 2011 Time: 2:00 PM CDT
	Location:	3680 Victoria Street North
Shoreview, Minnesota 55126

DELUXE CORPORATION 3680 VICTORIA STREET NORTH SHOREVIEW, MINNESOTA 55126
You are receiving this communication because you hold shares in the above named company.

This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.

See the reverse side of this notice to obtain proxy materials and voting instructions.

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Voting items
The Board of Directors recommends you vote
FOR the following:

1.	Election of Directors
Nominees
01	Ronald C. Baldwin	02	Charles A. Haggerty	03	Don J. McGrath	04	C.E. Mayberry McKissack	05	Neil J. Metviner
06	Stephen P. Nachtsheim	07	Mary Ann O’Dwyer	08	Martyn R. Redgrave	09	Lee J. Schram

The Board of Directors recommends you vote FOR the following proposal:

2.
RESOLVED, that the shareholders approve, on an advisory basis, the compensation of Deluxe’s Named Executive Officers, as described in the Compensation Discussion and Analysis section, the compensation tables and the narrative disclosures that accompany the compensation tables set forth in this proxy statement.

The Board of Directors recommends you vote 1 YEAR on the following proposal:

3.	The preferred frequency with which Deluxe is to hold a shareholder vote to approve the compensation of the Named Executive Officers is every 1 year, every 2 years or every 3 years.

The Board of Directors recommends you vote FOR the following proposal:

4.	Ratification of the appointment of PricewaterhouseCoopers LLP as Deluxe Corporation’s independent registered public accounting firm for the year ending December 31, 2011.

NOTE: Take action on any other business that may properly come before the meeting and any adjournment thereof.

DELUXE CORPORATION 3680 VICTORIA STREET NORTH SHOREVIEW, MINNESOTA 55126	VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS
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VOTE BY PHONE - 1-800-690-6903

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VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

		For All ☐	Withhold All ☐	For All Except ☐	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1.	Election of Directors Nominees

01	Ronald C. Baldwin	02	Charles A. Haggerty	03	Don J. McGrath	04	C.E. Mayberry McKissack	05	Neil J. Metviner
06	Stephen P. Nachtsheim	07	Mary Ann O’Dwyer	08	Martyn R. Redgrave	09	Lee J. Schram

The Board of Directors recommends you vote FOR the following proposal:			For	Against	Abstain

2.
RESOLVED, that the shareholders approve, on an advisory basis, the compensation of Deluxe’s Named Executive Officers, as described in the Compensation Discussion and Analysis section, the compensation tables and the narrative disclosures that accompany the compensation tables set forth in this proxy statement.
			☐	☐	☐

The Board of Directors recommends you vote 1 YEAR on the following proposal:		1 year	2 years	3 years	Abstain

3.	The preferred frequency with which Deluxe is to hold a shareholder vote to approve the compensation of the Named Executive Officers is every 1 year, every 2 years or every 3 years.	☐	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:			For	Against	Abstain

4.	Ratification of the appointment of PricewaterhouseCoopers LLP as Deluxe Corporation’s independent registered public accounting firm for the year ending December 31, 2011.		☐	☐	☐

NOTE: Take action on any other business that may properly come before the meeting and any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com.

DELUXE CORPORATION

This proxy is solicited by the Board of Directors

The undersigned appoints Stephen P. Nachtsheim, Lee J. Schram and Anthony C. Scarfone as proxies (the “Named Proxies”), each with the power to act alone and to appoint his substitute, and authorizes each of them to represent and to vote, as designated on the other side of this proxy card, all shares of common stock of Deluxe Corporation held of record by the undersigned on March 2, 2011, at the annual meeting of shareholders to be held on April 27, 2011, and at any adjournment thereof.

This proxy, when properly executed, will be voted as designated on the other side. If no choice is specified, this proxy will be voted “FOR” the nominees and proposals set forth in Items 1, 2 and 4 and for the option of “1 YEAR” in Item 3. Also, by signing this proxy, you revoke all prior proxies and authorize the above Named Proxies to vote in their discretion upon such other business as may properly come before the meeting. Deluxe Corporation anticipates that no other business will be conducted at the meeting. The undersigned hereby acknowledges receipt of the proxy statement for the annual meeting of shareholders.

Continued and to be signed on reverse side